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                                                                  EXHIBIT 10.1

                          AGREEMENT AND PLAN OF MERGER

         THIS AGREEMENT AND PLAN OF MERGER is dated as of September 25, 1996 (the "Agreement") by and among Watson Pharmaceuticals, Inc., a Nevada corporation ("Watson"), Opalacq Co., a Delaware corporation and the wholly-owned subsidiary of Watson ("Watson Sub") and Oclassen Pharmaceuticals, Inc., a Delaware corporation (the "Company").

         WHEREAS, the Board of Directors of each of Watson and the Company have determined that a business combination between Watson and the Company merging their respective pharmaceutical businesses is in the best interests of their respective companies and stockholders and presents an opportunity for their respective companies to achieve long-term strategic and financial benefits, and accordingly have agreed to effect the merger provided for herein upon the terms and subject to the conditions set forth herein; and

         WHEREAS, it is the intention of the parties to this Agreement that (a) for federal income tax purposes, the merger provided for herein shall qualify as a "reorganization" within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"); (b) for accounting purposes, the merger provided for herein shall qualify as a "pooling of interests"; and (c) the shares of Watson Common Stock (as defined herein) to be issued pursuant to the Merger shall be exempt securities pursuant to Section 3(a)(10) of the Securities Act of 1933, as amended (the "Securities Act"); and

         NOW, THEREFORE, in consideration of the premises and of the representations, warranties, covenants and agreements set forth herein, the parties hereto hereby agree as follows:

                                    ARTICLE I

                                   THE MERGER

         1.1. The Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time (as defined in Section 1.3 of this Agreement), Watson Sub shall be merged with and into the Company in accordance with the laws of the State of Delaware and the terms of this Agreement (the "Merger"), whereupon the separate corporate existence of Watson Sub shall cease, and the Company shall be the surviving corporation of the Merger (the Company, as the surviving corporation after the Merger is sometimes referred to herein as the "Surviving Corporation").

         1.2. Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") shall take place (a) at the offices of Venture Law Group, A Professional Corporation, 2800 Sand Hill Road, Menlo Park, CA 94025 at 10:00 a.m. three business days after all the conditions set forth in
Article VI of this Agreement (other than those that are waived by the party or parties for whose benefit such conditions exist) are satisfied; or (b) at such other place, time, and/or date as the parties hereto may otherwise agree. The date upon which the Closing shall occur is referred to herein as the "Closing Date." The Closing is expected to occur on or about November
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26, 1996.

         1.3. Effective Time. If all the conditions to the Merger set forth in
Article VI of this Agreement have been fulfilled or waived and this Agreement shall not have been terminated as provided in Article VIII hereof, the parties hereto shall cause a certificate of merger ("the Certificate of Merger") to be properly executed and filed in accordance with the laws of the State of Delaware and the terms of this Agreement on or before the Closing Date. The parties hereto shall also take such further actions as may be required under the laws of the State of Delaware in connection with the consummation of the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such later time as is specified in the Certificate of Merger (the "Effective Time"). From and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers and franchises and be subject to all of the restrictions, disabilities and duties of the Company and Watson Sub, all as provided under applicable law.

         1.4. Conversion of Shares.

         (a)   At the Effective Time:

               (i) each share of Common Stock, par value $0.01 per share, of Watson Sub outstanding at the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, shall be converted into and exchanged for one share of Common Stock, par value $0.01 per share, of the Surviving Corporation;

               (ii) in addition to the consideration set forth in Section 1.4(a)(vii) below, each share of Series A Preferred Stock, $0.001 par value per share, of the Company (the "Series A Preferred Stock") outstanding at the Effective Time, plus all accrued and unpaid dividends thereon, by virtue of the Merger and without any action on the part of the holders thereof, except as otherwise provided in Sections 1.4(d) or 1.8 hereof, shall be converted into the right to receive the number of shares of Common Stock, par value $0.0033 per share (the "Watson Common Stock"), of Watson equal to the following:
         $2.00 divided by the Average Closing Price (as defined herein) (the "Series A Preferred Payout");

               (iii) in addition to the consideration set forth in Section 1.4(a)(vii) below, each share of Series B Preferred Stock, $0.001 par value per share, of the Company (the "Series B Preferred Stock") outstanding at the Effective Time, plus all accrued and unpaid dividends thereon, by virtue of the Merger and without any action on the part of the holders thereof, except as otherwise provided in Sections 1.4(d) or 1.8 hereof, shall be converted into the right to receive the number of shares of Watson Common Stock equal to the following: (A) the sum of $2.30 plus an amount equal to the cumulative dividends accrued at the rate of $0.184 per annum from April 22, 1994 to and including the Closing Date; divided by (B) the Average Closing Price (the "Series B Preferred Payout");

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               (iv)  in addition to the consideration set forth in Section
         1.4(a)(vii) below, each share of Series C Preferred Stock, $0.001 par value per share, of the Company (the "Series C Preferred Stock") outstanding at the Effective Time, plus all accrued and unpaid dividends thereon, by virtue of the Merger and without any action on the part of the holders thereof, except as otherwise provided in Sections 1.4(d) or 1.8 hereof, shall be converted into the right to receive the number of shares of Watson Common Stock equal to the following: (A) the sum of $4.364 plus an amount equal to the cumulative dividends accrued at the rate of $0.35 per annum from April 22, 1994 to and including the Closing Date; divided by (B) the Average Closing Price (the "Series C Preferred Payout");

               (v) in addition to the consideration set forth in Section 1.4(a)(vii) below, each share of Series D Preferred Stock, $0.001 par value per share, of the Company (the "Series D Preferred Stock") outstanding at the Effective Time, plus all accrued and unpaid dividends thereon, by virtue of the Merger and without any action on the part of the holders thereof, except as otherwise provided in Sections 1.4(d) or 1.8 hereof, shall be converted into the right to receive the number of shares of Watson Common Stock equal to the following: (A) the sum of $5.00 plus an amount equal to the cumulative dividends accrued at the rate of $0.40 per annum from April 22, 1994 to and including the Closing Date; divided by (B) the Average Closing Price (the "Series D Preferred Payout");

               (vi) in addition to the consideration set forth in Section 1.4(a)(vii) below, each share of Series E Preferred Stock, $0.001 par value per share, of the Company (the "Series E Preferred Stock") outstanding at the Effective Time, plus all accrued and unpaid dividends thereon, by virtue of the Merger and without any action on the part of the holders thereof, except as otherwise provided in Sections 1.4(d) or 1.8 hereof, shall be converted into the right to receive the number of shares of Watson Common Stock equal to the following: (A) the sum of $12.00 plus an amount equal to the cumulative dividends accrued at the rate of $0.96 per annum from April 22, 1994 to and including the Closing Date; divided by (B) the Average Closing Price (the "Series E Preferred Payout");

               (vii) each share of Common Stock, $0.001 par value per share, of the Company (the "Company Common Stock") and each share of Preferred Stock outstanding at the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, except as otherwise provided in Sections 1.4(d) or 1.8 hereof, shall be converted into the right to receive the number of shares of Watson Common Stock equal to the following: (A)(I) $135,000,000; less (II) the sum of (v) the Series A Preferred Payout multiplied by the number of shares of Series A Preferred Stock outstanding at the Effective Time multiplied by the Average Closing Price; plus (w) the Series B Preferred Payout multiplied by the number of shares of Series B Preferred Stock outstanding at the Effective Time multiplied by the Average Closing Price; plus (x) the Series C Preferred Payout multiplied by the number of shares of Series C Preferred Stock outstanding at the Effective Time multiplied by the Average Closing Price; plus (y) the Series D Preferred Payout multiplied by the number of shares of Series D Preferred Stock outstanding at the Effective Time multiplied

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         by the Average Closing Price; plus (z) the Series E Preferred Payout multiplied by the number of shares of Series E Preferred Stock outstanding at the Effective Time multiplied by the Average Closing Price; divided by (B) the aggregate number of shares of Company Common Stock outstanding at the Effective Time on a fully diluted basis, including, without limitation, the number of shares of Company Common Stock which can be purchased and/or received by the conversion of all outstanding shares of Preferred Stock (as defined herein) at the Effective Time or the exercise of all outstanding options, warrants, or other rights to purchase shares of Company Common Stock, whether or not such rights are currently exercisable, at the Effective Time; and further divided by (C) the Average Closing Price (the "Exchange Ratio").

         (b) Subject to the provisions of Section 1.8, all holders of Company Common Stock and Preferred Stock (the "Stockholders," who are listed on Exhibit A attached hereto, which shall be updated at the Closing) shall be required to deposit seven and one-half percent (7.5%) of the shares of Watson Common Stock to be received by them in the Merger into an escrow account (the "Escrow"), which shares shall be held and distributed in accordance with the terms of an Escrow Agreement (the "Escrow Agreement") to be entered into by and among Watson, the Stockholder Agent (as defined herein) and American Stock Transfer & Trust Company or such other party as the parties may mutually agree upon, as escrow agent (the "Escrow Agent"), in substantially the form attached hereto as Exhibit B.

         (c) As a result of the Merger and without any action on the part of the holder thereof, at the Effective Time, all shares of Company Common Stock and Preferred Stock shall cease to be outstanding and shall be canceled and retired and shall cease to exist, and each holder of shares of Company Common Stock and Preferred Stock shall thereafter cease to have any rights with respect to such shares of Company Common Stock and Preferred Stock, except for the right to receive (except as otherwise provided in Section 1.8 hereof), without interest, the consideration set forth in this Section 1.4 and cash for fractional shares of Watson Common Stock in accordance with Section 1.6 of this Agreement upon the surrender of a certificate (each, a "Certificate") representing such shares of Company Common Stock or Preferred Stock, as the case may be, in accordance with the provisions of this Article I.

         (d) Each share of Company Common Stock and Preferred Stock held by the Company as treasury stock or owned by Watson or any Subsidiary (as defined in Section 1.4(e) of this Agreement) of Watson at the Effective Time shall be canceled, and no payment shall be made with respect thereto.

         (e) For purposes of this Agreement, (i) the term "Average Closing Price" shall mean the average of the per share daily closing price of Watson Common Stock as quoted on the Nasdaq National Market ("Nasdaq") (and as reported by The Wall Street Journal or, if not reported thereby, by another authoritative source) during the ten (10) consecutive trading days ending two trading days prior to the Closing Date; provided, however, that (A) if the Average Closing Price is greater than $35.00 (appropriately adjusted for any stock split, reverse stock split, stock dividend, reorganization,

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recapitalization or other like change with respect to the Watson Common Stock occurring after the date hereof and prior to the Effective Time), for purposes of this Agreement, the Average Closing Price shall be deemed to be equal to $35.00 (appropriately adjusted for any stock split, reverse stock split, stock dividend, reorganization, recapitalization or other like change with respect to the Watson Common Stock occurring after the date hereof and prior to the Effective Time); and (B) if the Average Closing Price is less than $27.00 (appropriately adjusted for any stock split, reverse stock split, stock dividend, reorganization, recapitalization or other like change with respect to the Watson Common Stock occurring after the date hereof and prior to the Effective Time), for purposes of this Agreement, the Average Closing Price shall be deemed to be equal to $27.00 (appropriately adjusted for any stock split, reverse stock split, stock dividend, reorganization, recapitalization or other like change with respect to the Watson Common Stock occurring after the date hereof and prior to the Effective Time); (ii) the word "Subsidiary" when used with respect to any Person means any corporation or other organization, whether incorporated or unincorporated, of which (A) at least fifty percent (50%) of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries; or (B) such Person or any other Subsidiary of such Person is a general partner, it being understood that representations and warranties of a Person concerning any former Subsidiary of such Person shall be deemed to relate only to the periods during which such former Subsidiary was a Subsidiary of such Person; (iii) the word "Person" means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof, or any affiliate (as that term is defined in the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act")) of any of the foregoing; (iv) the term "Preferred Stock" shall mean the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock together; and (v) the term "Preferred Payout" shall mean the Series A Preferred Payout, the Series B Preferred Payout, the Series C Preferred Payout, the Series D Preferred Payout and the Series E Preferred Payout together.

         1.5. Stock Options. All options to acquire Company Common Stock (individually, a "Company Option" and collectively, the "Company Options") outstanding at the Effective Time under the Company's 1992 Stock Option Plan and the Company's 1992 Director Stock Option Plan or otherwise (the "Company Stock Option Plans") shall remain outstanding following the Effective Time. At the Effective Time, such Company Options shall, by virtue of the Merger and without any further action on the part of the Company or the holder of such Company Options, be assumed by Watson in such manner that Watson (a) is a corporation (or a parent or a subsidiary corporation of such corporation) "assuming a stock option in a transaction to which Section 424(a) applied" within the meaning of
Section 424 of the Code; or (b) to the extent that Section 424 of the Code does not apply to any such Company Options, would be such a corporation (or a parent or a subsidiary corporation of such corporation) were Section 424 applicable to such option. Each Company Option assumed by Watson shall be exercisable upon the same terms and conditions as under the applicable Company Stock Option Plan and the applicable option agreement issued thereunder, except that (x)

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the unexercised portion of each such Company Option shall be exercisable for that whole number of shares of Watson Common Stock (rounded to the nearest whole share, with 0.5 rounded upward) equal to the number of shares of Company Common Stock subject to the unexercised portion of such Company Option multiplied by the Exchange Ratio; and (y) the option exercise price per share of Watson Common Stock shall be an amount equal to the option exercise price per share of Company Common Stock subject to such Company Option in effect at the Effective Time divided by the Exchange Ratio (the option price per share, as so determined, being rounded to the nearest full cent, with $0.005 rounded upward). No payment shall be made for fractional interests. The term, exercisability, vesting schedule, status as an "incentive stock option" under Section 422 of the Code, if applicable, and all of the other terms of the Company Options shall otherwise remain unchanged. As soon as practicable after the Effective Time, Watson shall deliver to the holders of Company Options appropriate notices setting forth such holders' rights pursuant to such Company Options, as amended by this Section
1.5. Watson shall take all corporate actions necessary to reserve for issuance such number of shares of Watson Common Stock as will be necessary to satisfy exercises in full of all Company Options after the Effective Time. Within forty-five (45) days after the Effective Time, Watson shall register the shares of Watson Common Stock issuable upon exercise of such Company Options with the Securities and Exchange Commission on Form S-8.

         1.6. Exchange of Certificates Representing Company Common Stock and Preferred Stock.

         (a) American Stock Transfer & Trust Company shall act as exchange agent (the "Exchange Agent") in the Merger.

         (b) As of the Effective Time, Watson shall deposit or cause to be deposited with the Exchange Agent for exchange in accordance with this Article I, the shares of Watson Common Stock issuable pursuant to Section 1.4 in exchange for shares of Company Common Stock and Preferred Stock outstanding at the Effective Time, less such number of shares of Watson Common Stock as are to be deposited into the Escrow pursuant to the requirement of 1.4(b) and Article VII hereof.

         (c)  On or promptly after the Effective Time (but not later than five
(5) business days after the Effective Time), Watson shall mail to each holder of record of shares of Company Common Stock and Preferred Stock (i) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to such shares of Company Common Stock or Preferred Stock shall pass, only upon delivery of the Certificates representing such shares to Watson; and (ii) instructions for use in effecting the surrender of such Certificates in exchange for certificates representing shares of Watson Common Stock and cash in lieu of fractional shares. Upon surrender of a Certificate representing shares of Company Common Stock or Preferred Stock for cancellation to Watson, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, the holder of the shares represented by such Certificate shall be entitled to receive in exchange therefor (i) a certificate representing that number of whole shares of Watson Common Stock; and (ii) a check representing the amount of cash in lieu of fractional shares, if any, and unpaid dividends and distributions, if any, which such holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of this Section 1.6, after giving effect to any

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required withholding tax and less the number of shares of Watson Common Stock required to be deposited by such Stockholder into the Escrow pursuant to the terms of Section 1.4 hereof, and the shares represented by the Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on the cash in lieu of fractional shares and unpaid dividends and distributions, if any, payable to holders of shares of Company Common Stock and Preferred Stock. In the event of a transfer of ownership of Company Common Stock or Preferred Stock which is not registered in the transfer records of the Company, a certificate representing the proper number of shares of Watson Common Stock, together with a check for the cash to be paid in lieu of fractional shares, if any, and unpaid dividends and distributions, if any, may be issued to such a transferee if the Certificate representing such Company Common Stock or Preferred Stock is presented to Watson, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid. Until so surrendered, each Certificate that, at the Effective Time, represented shares of Company Common Stock or Preferred Stock will be deemed from and after the Effective Time, for all corporate purposes other than the payment of dividends (except to the extent provided in Section 1.6(d) below), to evidence the ownership of the number of full shares of Watson Common Stock into which such shares of Company Common Stock or Preferred Stock shall have been so converted and the right to receive an amount in cash in lieu of the issuance of any fractional shares in accordance with Section 1.4.

         (d) As of the Effective Time, Watson shall deposit or cause to be deposited with the Escrow Agent a Certificate (issued in the name of the Escrow Agent or its nominee) representing the Watson Common Stock deposited in the Escrow ("Escrow Shares"), as described in Section 1.4(b), for the purpose of securing the indemnification obligations of the Stockholders set forth in this Agreement. The Escrow Shares shall be held by the Escrow Agent under the Escrow Agreement pursuant to the terms thereof and shall be disbursed in accordance with the terms of the Escrow Agreement. The adoption of this Agreement and the approval of the Merger by the Stockholders shall constitute approval of the Escrow Agreement and of all of the arrangements relating thereto, including without limitation the placement of the Escrow Shares in escrow and the appointment of the Stockholder Agent (as defined herein). Any shares of Watson Common Stock or other equity securities issued or distributed by Watson (including shares issued upon a stock split) ("New Shares") in respect of Watson Common Stock in the Escrow which have not been released from the Escrow shall be added to the Escrow and become a part thereof. New Shares issued in respect of Watson Common Stock which have been released from the Escrow shall not be added to the Escrow, but shall be distributed to the holders thereof. When and if cash dividends on Watson Common Stock in the Escrow shall be declared and paid, they shall not be added to the Escrow, but shall be paid to those on whose behalf such Watson Common Stock is held who, at the Effective Time, held Company Common Stock or Preferred Stock. Each Stockholder shall have voting rights with respect to the shares of Watson Common Stock contributed to the Escrow on behalf of such Stockholder (and on any voting securities added to the Escrow in respect of such shares of Watson Common Stock) so long as such shares of Watson Common Stock or other voting securities are held in the Escrow. As the record holder of such shares, the Escrow Agent shall vote such shares in accordance with the instructions of the Stockholders having the beneficial interest therein and shall promptly deliver copies of all proxy solicitation materials to such Stockholders. Watson shall show the Watson

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Common Stock contributed to the Escrow Fund as issued and outstanding on its balance sheet.

         (e) Notwithstanding anything to the contrary contained herein, no dividends or other distributions declared after the Effective Time on Watson Common Stock shall be paid with respect to any shares of Company Common Stock and/or Preferred Stock represented by a Certificate until such Certificate is surrendered for exchange as provided herein. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole shares of Watson Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of Watson Common Stock and not paid, less the amount of any withholding taxes which may be required thereon; and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Watson Common Stock, less the amount of any withholding taxes which may be required thereon.

         (f) At or after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Common Stock or Preferred Stock which were outstanding at the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for the consideration set forth in this Article I deliverable in respect thereof pursuant to this Agreement in accordance with the procedures set forth in this Section 1.6. Certificates surrendered for exchange by any person constituting an "affiliate" of the Company for purposes of Rule 145(c) under the Securities Act shall not be exchanged until Watson has received an Affiliate Letter (as defined herein) from such person as provided in
Section 5.9.

         (g) No fractional shares of Watson Common Stock shall be issued pursuant hereto. In lieu of the issuance of any fractional share of Watson Common Stock pursuant to Section 1.4, cash adjustments will be paid to holders in respect of any fractional share of Watson Common Stock that would otherwise be issuable, and the amount of such cash adjustment shall be equal to such fractional proportion of the Average Closing Price of a share of Watson Common Stock.

         (h) All former stockholders of the Company shall look only to Watson for payment of shares of Watson Common Stock, cash in lieu of fractional shares and unpaid dividends and distributions on the Watson Common Stock deliverable in respect of each share of Company Common Stock or Preferred Stock such stockholder holds as determined pursuant to this Agreement, in each case, without any interest thereon.

         (i) None of Watson, Watson Sub, the Company, the Surviving Corporation or any other person shall be liable to any former holder of shares of Company Common Stock or Preferred Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

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         (j)   In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, Watson will issue in exchange for such lost, stolen or destroyed Certificate, shares of Watson Common Stock and cash in lieu of fractional shares, and unpaid dividends and distributions on shares of Watson Common Stock as provided in this Section 1.6, deliverable in respect thereof pursuant to this Agreement.

         1.7. Adjustment of Exchange Ratio. In the event that, subsequent to the date of this Agreement but prior to the Effective Time, the outstanding shares of Watson Common Stock, Company Common Stock or Preferred Stock shall have been changed into a different number of shares or a different class as a result of a stock split, reverse stock split, stock dividend, subdivision, reclassification, split, combination, exchange, recapitalization or other similar transaction, the Exchange Ratio and the Preferred Payouts shall be appropriately adjusted.

         1.8. Dissenting Shares. Notwithstanding anything to the contrary contained in this Agreement, in the event appraisal rights are available to the Stockholders pursuant to applicable law, any shares of Company Common Stock or Preferred Stock held by a person who objects to the Merger and who complies with all of the provisions of applicable law concerning the rights of such person to dissent from the Merger and to require appraisal of such person's shares of Company Common Stock or Preferred Stock, as the case may be (the "Company Dissenting Shares"), shall not be converted into the right to receive shares of Watson Common Stock pursuant to Section 1.4 of this Agreement but shall become the right to receive such consideration as may be determined to be due to the holder of such Company Dissenting Shares pursuant to applicable law; provided however, that the Company Dissenting Shares held by a person at the Effective Time who shall, after the Effective Time, withdraw the demand for appraisal or lose the right to appraisal, in either case pursuant to applicable law, shall be deemed to have converted, as of the Effective Time, his or her shares of Company Common Stock or Preferred Stock, as the case may be, into shares of Watson Common Stock pursuant to Section 1.4 of this Agreement.

         1.9. Tax Consequences and Accounting Treatment. It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368 of the Code and that the transaction be accounted for as a pooling of interests.

         1.10. Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Watson Sub, the officers and directors of the Company and Watson Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is consistent with this Agreement.

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                                   ARTICLE II

                           CERTAIN MATTERS RELATING TO
                            THE SURVIVING CORPORATION

         2.1. Certificate of Incorporation of the Surviving Corporation. The certificate of incorporation of Watson Sub in effect at the Effective Time shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with its terms and pursuant to applicable law; provided however, that Article I of the Certificate of Incorporation of the Surviving Corporation shall be amended to read as follows: "The name of the corporation is Oclassen Pharmaceuticals, Inc.".

         2.2. By-Laws of the Surviving Corporation. The By-Laws of Watson Sub in effect at the Effective Time shall be the By-Laws of the Surviving Corporation until amended in accordance with the terms of such By-Laws and pursuant to applicable law and the Certificate of Incorporation of the Surviving Corporation.

         2.3. Directors of the Surviving Corporation. The directors of the Surviving Corporation immediately after the Effective Time shall consist of the persons listed on Exhibit C attached hereto, to hold office until their successors are duly appointed or elected in accordance with applicable law.

         2.4. Officers of the Surviving Corporation. The officers of the Surviving Corporation immediately after the Effective Time shall consist of the persons listed on Exhibit D attached hereto who shall hold the offices listed opposite their respective names until their successors are duly appointed or elected in accordance with applicable law.

                                   ARTICLE III

             REPRESENTATIONS AND WARRANTIES OF WATSON AND WATSON SUB

         Watson and Watson Sub represent and warrant to the Company that the statements contained in this Article III are true and correct, except as set forth in the disclosure statement delivered by Watson and Watson Sub to the Company concurrently herewith and identified as the"Watson Disclosure Statement." All exceptions noted in the Watson Disclosure Statement shall be numbered to correspond to the applicable sections to which such exception refers.

         3.1 Existence, Good Standing, Corporate Authority. Each of Watson and Watson Sub (i) is a corporation duly incorporated, validly existing and in good standing under the laws of its respective jurisdiction of incorporation; (ii) has all requisite power and authority to own or lease, and operate its properties and assets, and to carry on its business as now conducted and as currently proposed to be conducted, except where the failure to have such power and authority would not have a Watson Material Adverse Effect (as defined herein); (iii) is duly qualified or licensed to do business and is in good standing in all jurisdictions in which it owns or leases property or in which the conduct of its business requires it to so quality or be licensed, except where the failure to so qualify would not have a Watson Material Adverse Effect; and (iv) has obtained all licenses, permits, franchises and other governmental authorizations necessary to the ownership or operation of its properties or the conduct of its business, except where the failure to have obtained such licenses, permits, franchises or authorizations would not have a Watson Material Adverse Effect. The copies of Watson's and Watson Sub's Articles or Certificate of Incorporation and By-Laws previously delivered to the Company are true and correct. For purposes of this Agreement, a "Material Adverse Effect" when used with respect to any entity means (a) a material adverse effect on the business, results of operations, financial condition or prospects of such entity and its subsidiaries, if any, taken as a whole, or (b) a material impairment in the ability of such entity or its subsidiaries to perform any of their obligations under this Agreement or to consummate the Merger.

         3.2 Authorization of Agreement and Other Documents. The execution and delivery of this Agreement and the other documents executed in connection herewith to which Watson or Watson Sub is a party (collectively, the "Watson Ancillary Documents"), have been duly authorized by the Board of Directors of Watson and Watson Sub and no other proceedings on the part of Watson or Watson Sub or their stockholders are necessary to authorize the execution, delivery or performance of this Agreement or any Watson Ancillary Document; except the approval of the Merger by the sole stockholder of Watson Sub. This Agreement is, and, as of the Closing Date, each of the Watson Ancillary Documents will be, a valid and binding obligation of Watson and/or Watson Sub, as the case may be, enforceable against Watson and/or Watson Sub, as the case may be, in accordance with its terms, except to the extent that enforcement thereof may be limited by bankruptcy, insolvency; reorganization, moratorium, fraudulent conveyance or other similar laws affecting enforcement of creditors' rights generally, and by general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity).

         3.3 No Violation. Neither the execution and delivery by Watson and Watson Sub of this Agreement or the Watson Ancillary Agreements, nor the consummation by Watson and Watson Sub of the transactions contemplated hereby and thereby in accordance with their respective terms, will (a) conflict with or result in a breach of any provisions of the Articles or Certificate of Incorporation or By-Laws of Watson or Watson Sub; (b) result in a breach or violation of, a default under, or the triggering of any payment or other material obligations pursuant to, or accelerate vesting under, any of the Watson stock option plans, or any grant or award made under any of the foregoing; (c) violate, conflict with, result in a breach of any provision of, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, result in the termination, or in a right of termination or cancellation of, accelerate the performance required by, result in the triggering of any payment or other material obligations pursuant to, result in the creation of any lien, security interest, charge or encumbrance upon any of the material properties of Watson or Watson Sub under, or result in being declared void, voidable, or without further binding effect, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust or any material license, franchise, permit, lease, contract, agreement or other instrument, commitment or obligation to which Watson or Watson Sub is a party, or by which Watson or Watson Sub or any of their respective properties is bound or affected, except for any of the foregoing matters which would not have a

Watson Material Adverse Effect; (d) contravene or conflict with or constitute a violation of any provision of any law, regulation, judgement, injunction, order or decree binding upon or applicable to Watson or Watson Sub, except for any of the foregoing matters which would not have a Watson Material Adverse Effect; or
(e) other than the filings provided for in Sections 1.3 and 5.7, filings under applicable federal, state and local laws and regulations, filings required under the Hart-Scott- Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), the Exchange Act, the Securities Act, or applicable state securities and "Blue Sky" laws or filings in connection with the maintenance of qualification to do business in other jurisdictions (collectively, the "Regulatory Filings"), require any material consent, approval or authorization of, or declaration of, or registration with, any domestic governmental or regulatory authority, the failure to obtain or make which would have a Watson Material Adverse Effect.

         3.4 SEC Documents. Watson has delivered to the Company each registration statement, report, proxy statement or information statement (as defined in Regulation 14C under the Exchange Act) prepared by it since January 1, 1994, which reports constitute all of the documents required to be filed by Watson with the Securities and Exchange Commission ("SEC") since such date, each in the form (including exhibits and any amendments thereto) filed with the SEC (collectively, the "Watson Reports"). As of their respective dates, the Watson Reports or (a) complied as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations thereunder; and (b) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Watson has timely filed with the SEC all reports required to be filed under Section 13, 14 and 15(d) of the Exchange Act since January 1, 1994. Each of the consolidated balance sheets of Watson included in or incorporated by reference into the Watson Reports (including the related notes and schedules) fairly present in all material respects the consolidated financial position of Watson and the Watson Subsidiaries as of its date, and each of the consolidated statements of income, retained earnings and cash flows of Watson included in or incorporated by reference into the Watson Reports (including any related notes and schedules) fairly present in all material respects the results of operations, retained earnings or cash flows, as the case may be, of Watson and the Watson Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments which would not be material in amount or effect). The financial statements of Watson, including the notes thereto, included in or incorporated by reference into the SEC Documents comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and have been prepared in accordance with generally accepted accounting principles consistently applied (except as may be indicated in the notes thereto), Since January 1, 1994, there has been no material change in Watson's accounting methods or principles except as described in the notes to such Watson financial statements.

         3.5 No Brokers. Watson has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of the Company or Watson, Watson Sub or their Subsidiaries to pay any finder's fee, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby, except that Watson has retained Furman Selz LLC as its financial advisor, the arrangements with which have been disclosed in writing to the Company prior to the date hereof.

         3.6 Opinion of Financial Advisor. Watson has received the opinion of Furman Selz LLC, to the effect that, as of the date hereof, the consideration to be paid by Watson pursuant to the Merger is fair to Watson from a financial point of view.

         3.7 Watson Common Stock. The issuance and delivery by Watson of shares of Watson Common Stock in connection with the Merger and this Agreement have been duly and validly authorized by all necessary corporate action on the part of Watson. The shares of Watson Common Stock to be issued in connection with the Merger and this Agreement, when issued in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable.

         3.8 Capitalization

               (a) The total authorized capital stock of Watson consists of (i) 500,000,000 shares of Watson Common Stock, 36,778,718 shares of which are issued and outstanding as of September 1, 1996 and (ii) 2,500,000 shares of Preferred Stock, none of which are issued and outstanding as of the date of this Agreement. The authorized capital stock of Watson Sub consists of 1,000 shares of Common Stock, $0.01 par value per share, 100 shares of which, as of the date hereof, are issued and outstanding and are held by Watson. There are no shares of capital stock of Watson or Watson Sub of any other class authorized, issued or outstanding. Except as set forth in the Watson Disclosure Statement, Watson has not issued any shares of Watson Common Stock or Preferred Stock since September 1, 1996.

               (b) Except as set forth in the Watson Disclosure Statement, each share of outstanding Watson Common Stock is to the knowledge of Watson, free and clear of all material options, proxies, voting trusts, voting agreements, judgements, pledges, charges, escrows, rights of first refusal or first offer. For purposes of this Agreement, the terms "knowledge" or "known to" when used with respect to any entity means the actual knowledge of the Chairman of the Board of Directors, President, Chief Executive Officer or any Vice President of such entity.

               (c) Except as set forth in the Watson Disclosure Statement, there are currently no outstanding, and as of the Closing; there will be no outstanding (i) securities convertible into or exchangeable for any capital stock of Watson or any of its Subsidiaries, (ii) options, warrants or other rights to purchase or subscribe to capital stock of Watson or any of its Subsidiaries or securities convertible into or exchangeable for capital stock of Watson or any of its Subsidiaries, or (iii) contracts, commitments, agreements, understandings, arrangements, calls or claims of any kind relating to the issuance of any capital stock of Watson or any of its Subsidiaries.

         3.9 Material Adverse Change. Since June 30, 1996 to the date of this Agreement, Watson, Watson Sub and their Subsidiaries, taken as a whole, have not suffered any change in their businesses, operations, assets, liabilities, financial condition or prospects which would have a Watson Material Adverse Effect; provided, that a Watson Material Adverse Effect will not be deemed to have occurred solely as a result of fluctuations in the value of Watson Common Stock due to or arising from any public disclosures by Watson (including its 50% subsidiary, Somerset Pharmaceuticals, Inc.), including, without limitation, disclosures relating to Watson's entering into any other transactions (including, without limitation, transactions relating to the acquisition of assets, stock or merger transactions).

         3.10 Litigation. There is no litigation or proceeding, in law or in equity, and there are no proceedings or governmental investigations before any commission or other administrative authority, pending or, to Watson's knowledge, threatened against Watson, any of its Subsidiaries or any of Watson's or its Subsidiaries' respective officers, directors or affiliates, with respect to or affecting Watson's or any of its Subsidiaries' operations, business, products, sales practices or financial condition, or related to the consummation of the transactions contemplated hereby, or by the Watson Ancillary Documents or the Ancillary Documents which, in each case, if conducted with results unfavorable to Watson or any of its Subsidiaries, would have a Watson Material Adverse Effect. There are no facts known to Watson which, if known by a potential claimant or governmental authority, would give rise to a claim or proceeding which, if asserted or conducted with results unfavorable to Watson or any of its Subsidiaries, would have a Watson Material Adverse Effect.

         3.11 Hearing Notice and Proxy Statement, At the time the notice (the "Hearing Notice" of the hearing to be held by the California Commissioner of Corporations to consider the terms, conditions and fairness of the transactions contemplated hereby (the "Hearing") pursuant to Section 25142 of the Corporate Securities Law of 1968 of the State of California (the "California Law") shall be mailed to the Stockholders, and at the time the information statement to be delivered to the Stockholders in connection with the solicitation of written consents or the stockholder meeting of the Company to vote on the Merger and the other transactions contemplated hereby (the "Proxy Statement") shall be delivered to the Stockholders, and at all times subsequent to such dates up to and including the date of the stockholder meeting and the Effective Time, such Hearing Notice, with respect to all information (other than information with respect to the Company furnished to Watson by the Company for inclusion therein, as to which no representation or warranty is hereby made) set forth therein, and such Proxy Statement, with respect to information (including all financial data) set forth therein with respect to Watson or Watson Sub furnished to the Company by Watson or Watson Sub for inclusion therein, respectively, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements or information contained therein, in the light of the circumstances under which such statements are made, not misleading.

         3.12 Securities Act Exemption. The Watson Common Stock to be issued pursuant to this

Agreement and the Certificate of Merger will be exempt from the registration requirements of the Securities Act by virtue of Section 3 (a)(10) thereunder.

                                   ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company represents and warrants to Watson and Watson Sub that the statements contained in this Article IV are true and correct, except as set forth in the disclosure statement delivered by the Company to Watson and Watson Sub concurrently herewith and identified as the "Disclosure Statement." All exceptions noted in the Disclosure Statement shall be numbered to correspond to the applicable sections to which such exception refers.

         4.1. Organization, Standing and Qualification.

         The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware; (ii) has all requisite power and authority to own or lease, and operate its properties and assets, and to carry on its business as now conducted and as currently proposed to be conducted except where the failure to have such power and authority would not have a Company Material Adverse Effect; (iii) is duly qualified or licensed to do business and is in good standing in all jurisdictions in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed except where the failure to so qualify would not have a Company Material Adverse Effect; and (iv) has obtained all licenses, permits, franchises and other governmental authorizations necessary to the ownership or operation of its properties or the conduct of its business except where the failure to have obtained such licenses, permits, franchises or authorizations would not have a Company Material Adverse Effect.

         4.2. Capitalization.

         (a) The total authorized capital stock of the Company consists of (i) 30,000,000 shares of common stock, par value $0.001 per share, 1,814,879 shares of which are issued and outstanding as of the date of this Agreement; (ii) 1,000,000 shares of Series A Preferred Stock, par value $0.001 per share, 500,000 shares of which are issued and outstanding as of the date of this Agreement; (iii) 2,889,403 shares of Series B Preferred Stock, par value $0.001 per share, 1,418,184 shares of which are issued and outstanding as of the date of this Agreement; (iv) 3,024,748 shares of Series C Preferred Stock, par value $0.001 per share, 1,442,906 shares of which are issued and outstanding as of the date of this Agreement; (v) 7,000,000 shares of Series D Preferred Stock, par value $0.001 per share, 3,105,888 shares of which are issued and outstanding as of the date of this Agreement; (vi) 625,000 shares of Series E Preferred Stock, par value $0.001 per share, 625,000 shares of which are issued and outstanding as of the date of this Agreement; and (iii) 1,000,000 shares of preferred stock, none of which are issued and outstanding as of the date of this Agreement. There are no shares of capital stock of the Company of any other class authorized, issued or outstanding. As of the date of this Agreement, the Common Stock and Preferred Stock of the Company are owned of record by the

Stockholders in the amounts set forth on the attached Exhibit A. Each outstanding share of Preferred Stock is convertible into one share of Company Common Stock.

         (b) Except as set forth in the Disclosure Statement, each share of the outstanding Company Common Stock and Preferred Stock is (i) duly authorized and validly issued; (ii) fully paid and nonassessable and free of preemptive and similar rights; and (iii) to the knowledge of the Company, free and clear of all Claims and restrictions on voting and transfer other than restrictions on transfer imposed by Federal and state securities laws.

         (c) Except as set forth in the Disclosure Statement, there are currently no outstanding, and, except as set forth in the Disclosure Statement, as permitted pursuant to Section 5.2, as contemplated by Section 6.3(j) or the exercise or cancellation of outstanding options in accordance with their terms, as of the Closing, there will be no outstanding (i) securities convertible into or exchangeable for any capital stock of the Company, (ii) options, warrants or other rights to purchase or subscribe to capital stock of the Company or securities convertible into or exchangeable for capital stock of the Company, or
(iii) contracts, commitments, agreements, understandings, arrangements, calls or claims of any kind to which the Company is a party or is bound relating to the issuance of any capital stock of the Company. The Disclosure Statement identifies, as of the date hereof, the option holder, the number of shares subject to each option, the exercise price, the vesting schedule and the expiration date of each outstanding option or warrant to purchase capital stock of the Company.

         4.3. Ownership Interests. The Company has no Subsidiaries and does not own any direct or indirect interest in any corporation, joint venture, limited liability company, partnership, association or other entity. Since January 1, 1990, the Company has not (i) disposed of the capital stock (other than Company Common Stock and Preferred Stock) or all or substantially all of the assets of any ongoing business, or (ii) purchased the business and/or all or substantially all of the assets of another person, firm or corporation (whether by purchase of stock, assets, merger or otherwise).

         4.4. Constituent Documents. True and complete copies of the Certificate of Incorporation and all amendments thereto, the By-Laws as amended and currently in force, all stock records, and all corporate minute books and records of the Company have been furnished or made available by the Company to Watson for inspection. Said stock records accurately reflect all stock transactions and the current stock ownership of the Company. The corporate minute books and records of the Company contain true and complete copies of all resolutions adopted by the stockholders or the board of directors of the Company and any other action formally taken by them respectively as such.

         4.5. Authorization of Agreement and Other Documents. The execution and delivery of this Agreement and the other documents executed in connection herewith to which the Company is a party (collectively, the "Ancillary Documents"), have been duly authorized by the Board of Directors of the Company and no other proceedings on the part of the Company or its Stockholders are necessary to authorize the execution, delivery or performance of this Agreement or any Ancillary Document, except the approval of the Merger by the Stockholders. This Agreement is, and, as of the Closing Date, each of the Ancillary Documents will be, a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent that enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting enforcement of creditors' rights generally, and by general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity).

         4.6. No Violation. Neither the execution and delivery of this Agreement nor the Ancillary Documents by the Company nor the consummation by the Company of the transactions contemplated hereby and thereby in accordance with their respective terms, will (a) conflict with or result in a breach of any provisions of the Certificate of Incorporation or By-Laws of the Company; (b) result in a breach or violation of, a default under, or the triggering of any payment or other material obligations pursuant to, or accelerate vesting under, any of the Company Stock Option Plans, or any grant or award made under any of the foregoing; (c) violate, conflict with, result in a breach of any provision of, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, result in the termination, or in a right of termination or cancellation of, accelerate the performance required by, result in the triggering of any payment or other material obligations pursuant to, result in the creation of any lien, security interest, charge or encumbrance upon any of the material properties of the Company under, or result in being declared void, voidable, or without further binding effect, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust or any material license, franchise, permit, lease, contract, agreement or other instrument, commitment or obligation to which the Company is a party, or by which the Company or any of its properties is bound or affected, except for any of the foregoing matters which would not have a Company Material Adverse Effect;
(d) contravene or conflict with or constitute a violation of any provision of any law, regulation, judgement, injunction, order or decree binding upon or applicable to the Company, except for any of the foregoing matters which would not have a Company Material Adverse Effect; or (e) other than the Regulatory Filings, require any material consent, approval or authorization of, or declaration of, or registration with, any domestic governmental or regulatory authority, the failure to obtain or make which would have a Company Material Adverse Effect.

         4.7. Compliance with Laws--General.

         (a) The Company holds all permits, licenses, variances, exemptions, orders and approvals of any court, arbitral, tribunal, administrative agency or commissioner or other governmental or other regulatory authority or agency ("Governmental Entities") necessary for the lawful conduct of its business (the "Permits"), except where the failure to hold such permits would not have a Company Material Adverse Effect.

         (b) The Company is in substantial compliance with the material terms of its Permits.

         (c) The Company is in substantial compliance with all laws, ordinances or regulations of all Governmental Entities (including, but not limited to, those related to occupational health and safety, controlled substances or employment and employment practices) that are applicable to the Company or affect or relate to this Agreement or the transactions contemplated hereby ,except for any noncompliance that would not have a Company Material Adverse Effect.

         (d) As of the date of this Agreement, and as of the Closing, no investigation, review, inquiry or proceeding by any Governmental Entity with respect to the Company is to the knowledge of the Company, pending or threatened.

         (e) The Company currently is not subject to any agreement, contract or decree with any Governmental Entities arising out of any current or previously existing violations of any laws, ordinances or regulations applicable to the Company.

         4.8. Compliance with Laws--FDA.

         (a) As to each drug of the Company for which an application has been approved by the Food and Drug Administration (the "FDA"), which drug is described in the Disclosure Statement, the applicant and all persons performing operations covered by the application are in substantial compliance with 21 U.S.C. Sections 355 or 357, 21 C.F.R. Parts 314 or 430 et. seq., respectively, and all terms and conditions of the application.

         (b) As to each biologic product of the Company for which an establishment license application ("ELA") and/or product license application ("PLA") has been filed, which products are described in the Disclosure Statement, the applicant and all persons performing operations covered by the application are in substantial compliance with 42 U.S.C. Section 262, 21 C.F.R.
Part 601 et. seq., and all terms and conditions of the ELA and/or PLA.

         (c) The Company is in substantial compliance with all applicable registration and listing requirements set forth in 21 U.S.C. Section 360 and 21 C.F.R. Part 207.

         (d) All manufacturing operations conducted by or, to the knowledge of the Company, for the benefit of the Company have been and are being conducted in substantial compliance with the good manufacturing practice regulations set forth in 21 C.F.R. Parts 210 and 211.

         (e) Neither the Company, nor, to the knowledge of the Company, its officers, employees, or agents have made an untrue statement of material fact or fraudulent statement to the FDA, failed to disclose a material fact required to be disclosed to the FDA, or committed an act, made a statement, or failed to make a statement that could reasonably be expected to provide a basis for the FDA to invoke its policy respecting "Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities," set forth in 56 Fed. Reg 46191 (September 10,
1991).

         (f) The Company has made available to Watson copies of any and all reports of inspection observations, establishment inspection reports, warning letters and any other documents received from or issued by the FDA within the last three years that indicate or suggest lack of compliance with the FDA regulatory requirements by the Company, or persons covered by product applications or otherwise performing services for the benefit of the Company.

         (g) The Company has not received any written notice that the FDA has commenced, or threatened to initiate, any action to withdraw its approval or request the recall of any product of the Company or commenced or threatened to initiate, any action to enjoin production at any facility owned or used by the Company or any other facility at which any of the Company's products are manufactured, processed, packaged, labeled, stored, distributed, tested or otherwise handled (the "Manufacturing Locations").

         (h) As to each article of drug or consumer product currently manufactured and/or distributed by the Company, which products are described in the Disclosure Statement, such article is not adulterated or misbranded within the meaning of the FDCA, 21 U.S.C. Sections 301c et. seq.

         (i) As to each drug referred to in (a), the Company, and its officers, employees, agents and affiliates have included or caused to be included in the application for such drug, where required, the certification described in 21 U.S.C. Section 335a(k)(l) and the list described in 21 U.S.C. Section 335a(k)(2), and such certification and such list was in each case true and accurate when made and remained true and accurate thereafter.

         (j) Neither the Company, nor, to the knowledge of the Company, its officers, employees, agents or affiliates, has been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. Section 335a(a) or authorized by 21 U.S.C. Section 335a(b).

         (k) As to each application submitted to, but not approved by, the FDA, and not withdrawn by the Company, or applicants acting on its behalf as of the date of this Agreement, the Company has complied in all material respects with the requirements of 21 U.S.C. Sections 355 and 357 and 21 C.F.R. Parts 312, 314 and 430 et. seq. and has provided, or will provide, all additional information and taken, or will take, all additional action requested by the FDA in connection with the application.

         4.9. Books and Records. The Company's books, accounts and records are, and have been, in all material respects, maintained in the Company's usual, regular and ordinary manner, in accordance with GAAP, and all material transactions to which the Company is or has been a party are properly reflected therein.

         4.10. Financial Statements. (a) The Disclosure Statement contains complete and accurate copies of the audited balance sheets, statements of income and stockholders' equity, statements of cash flows and notes to financial statements (together with any supplementary information thereto) of the Company as of and for the years ended December 31, 1995, 1994 and 1993. The financial statements described in the preceding sentence are hereinafter referred to as the "Financial Statements." The Disclosure Schedule also contains complete and accurate copies of the unaudited balance sheet, unaudited statement of income and unaudited statement of cash flows of the Company as of and for the six-month period ended June 30, 1996. The financial statements described in the preceding sentence are referred to herein as the "Interim Financial Statements". The Financial Statements and the Interim Financial Statements present accurately and completely the financial position of the Company as of the dates thereof (subject, in the case of the Interim Financial Statements, to normal year-end audit adjustments) and the results of operations and cash flows of the Company for the periods covered by said statements, in accordance with GAAP, except that the Interim Financial Statements do not include footnotes. The Company has provided to Watson or its counsel complete and correct copies of all attorneys' responses to audit inquiry letters and all management letters from the Company's independent certified public accountants for the last five (5) fiscal years of the Company.

         4.11. Accounts Receivables. To the knowledge of the Company, none of the trade receivables and notes receivable which are reflected on the Financial Statements, the Interim Financial Statements or which arose subsequent to the date of the Interim Financial Statements, is or was subject to any counterclaim or set off. All of such trade receivables arose out of bona fide, arms-length transactions for the sale of goods or performance of services, and all such trade receivables and notes receivable are good and collectible (or have been collected) in the ordinary course of business using normal collection practices at the aggregate recorded amounts thereof, less the amount of applicable reserves for doubtful accounts and for allowances and discounts. All such reserves, allowances and discounts, were and are adequate and materially consistent in extent with reserves, allowances and discounts previously maintained by the Company in the ordinary course of its business. Since June 30, 1996, there has not been a material change in the aggregate amount of the Company's aggregate trade receivables or a material adverse change in the aging thereof. The Company does not have, to a material extent, any outstanding sales on consignment, sales on approval, sales on return or guaranteed sales.

         4.12. Inventory. All inventory of the Company which is held for sale or resale, including raw materials, work in process and finished goods (collectively, "Inventory"), consists of items of a quantity and quality historically useable and/or saleable in the normal course of business, except for items of obsolete and slow-moving material and materials which are below standard quality, all of which have been written down to estimated net realizable value on an item by item basis. None of such write-downs have had a Company Material Adverse Effect since June 30, 1996. With the exception of items of below standard quality which have been written down to their estimated net realizable value, the Inventory is free from defects in materials and/or workmanship. All Inventory reflected in the Financial Statements or the Interim Financial Statements is valued at the lower of cost or market with cost determined by the first in first out accounting method. Since June 30, 1996, there has not been a material change in the level of the Inventory. All Inventory is, and, to the knowledge of the Company, all tools, dies, jigs, patterns, molds, equipment, supplies and other materials used in the production of Inventory are, located at the Real Estate, the Leased Premises or the Manufacturing Locations.

         4.13. Bank Accounts. The Disclosure Statement contains a list showing:
(a) the name of each bank, safe deposit company or other financial institution in which the Company has an account, lock box or safe deposit box; (b) the names of all persons authorized to draw thereon or to have access thereto and the names of all persons and entities, if any, holding powers of attorney from the Company; and (c) all instruments or agreements to which the Company is a party as an endorser, surety or guarantor, other than checks or other instruments endorsed for collection or deposit.

         4.14. Intellectual Property.

         (a) The Disclosure Statement identifies all of the following which are used in the Company's business and in which the Company claims any ownership rights: (i) all registered trademarks, service marks, slogans, trade names, trade dress and the like (collectively with the associated goodwill of each, "Trademarks"), together with information regarding all registrations and pending applications to register any such rights; (ii) all common law Trademarks; (iii) all patents on and pending applications to patent any technology or design; (iv) all registrations of and applications to register copyrights; and (v) all licenses or rights in computer software, Trademarks, patents, copyrights, unpatented formulations, manufacturing methods and other know-how, whether to or by the Company, other than licenses to commercially available computer software and other know-how entered into by the Company in the ordinary course of business. The rights required to be so identified, together with all proprietary formulation, manufacturing methods, know-how and trade secrets that are material to the Company's business, are referred to herein collectively as the "Intellectual Property".

         (b)(i) The Company is the owner of or duly licensed to use each Trademark and its associated goodwill; (ii) each Trademark registration exists and has been maintained in good standing; (iii) each patent and application included in the Intellectual Property exists, is owned by or licensed to the Company and, to the Company's knowledge, has been maintained in good standing;
(iv) each copyright registration exists and is owned by the Company; (v) to the Company's knowledge, no other firm, corporation, association or person claims the right to use in connection with similar or closely related goods and in the same geographic area, any mark which is identical or confusingly similar to any of the Trademarks; (vi) the Company has no knowledge of any claim that any third party asserts ownership rights in any of the Intellectual Property; (vii) the Company has no knowledge of any claim or knowledge of any facts that would give the Company any reason to believe that the Company's use of any Intellectual Property infringes any right of any third party; (viii) the Company has no knowledge and there are no facts known to the Company that would give the Company any reason to believe that any third party is infringing on any of the Company's rights in any of the Intellectual Property; (ix) the Company has no knowledge and there are no facts known to the Company that would give the Company any reason to believe that any of its actions has infringed or is infringing on any third party's Intellectual Property rights; (x) there is no government restriction or any limitation, domestic or foreign, on the manner in which any of the Intellectual Property may be used or licensed; and (xi) neither the Company nor, to the Company's knowledge, any of its shareholders, officers, directors or employees or former employees has disclosed any confidential information of the Company except in the ordinary course of business of the Company or with the authority of the Company.

         4.15. Title to Properties. Attached to the Disclosure Statement is a list and description of each item of real or tangible personal property owned by the Company which has a net book value in excess of $50,000. The Company (i) has good, marketable, legal and valid title to such property free and clear of all liens, claims, encumbrances or security interests (collectively, "Liens"), except for (A) Liens set forth on the Disclosure Statement and (B) (x) mechanic's, materialmen's, and similar liens, (y) liens arising under worker's compensation, unemployment insurance, social security, retirement, and similar legislation and (z) liens on goods in transit incurred pursuant to documentary letters of credit; and (ii) enjoys peaceful and undisturbed possession under all leases to which it is a party as lessee. All of the leases to which the Company is a party (other than leases for Leased Premises, as defined herein) are legal, valid and binding obligations of the Company and in full force and effect, and no default by the Company, or, to the knowledge of the Company, any other party thereto has occurred or is continuing thereunder. No property or asset used by the Company in connection with the operation of its business is held under any lease or under any conditional sale or other title retention agreement. Except for such assets and facilities as are immaterial to the business of the Company, all tangible assets and facilities of the Company are in good operating condition and repair (ordinary wear and tear excepted) and, in the aggregate, are sufficient to conduct the business of the Company as previously conducted prior to the date hereof.

         4.16. Real Estate.

         (a) The Company does not own any real estate, or have the option to acquire any real estate, other than the premises identified in the Disclosure Statement (the "Real Estate"). The Disclosure Statement accurately sets forth the street addresses and legal descriptions of the Real Estate. The Company holds fee simple title to the Real Estate, subject only to real estate taxes not delinquent and to covenants, conditions, restrictions and easements of record which are set forth in the Disclosure Statement, none of which makes title to the Real Estate unmarketable and none of which are violated by the Company or interfere with the Company's use thereof. The Real Estate is not subject to any leases or tenancies. None of the improvements comprising the Real Estate or the businesses conducted or proposed to be conducted by the Company thereon, are in violation of any material use or occupancy restriction, limitation, condition or covenant of record or any zoning or building law, code, ordinance or public utility easement or any other applicable law. No material expenditures are required to be made for the repair or maintenance of any improvements on the Real Estate or for the Real Estate to be used for its intended purpose.

         (b) The Company does not lease any real estate other than the premises identified in the Disclosure Statement as being so leased (the "Leased Premises"). The Leased Premises are leased to the Company, pursuant to written leases, true, correct and complete copies of which have been provided to Watson or its counsel. None of the improvements comprising the Leased Premises, or the businesses conducted or proposed to be conducted by the Company thereon, are in violation of any building line or use or occupancy restriction, limitation, condition or covenant of record or any zoning or building law, code or ordinance, public utility or other easements or other applicable law, except for violations which do not have a Company Material Adverse Effect or materially interfere with the conduct of the business of the Company. No material expenditures are required to be made for the repair or maintenance of any improvements on the Leased Premises or for the Leased Premises to be used for its intended purpose. The Company is not in default under any agreement relating to the Leased Premises nor, to the knowledge of the Company, is any other party thereto in default thereunder. All options in favor of the Company to purchase any of the Leased Premises, if any, are in full force and effect.

         (c) The Real Estate, the Leased Premises, each facility located on the Real Estate and the Leased Premises and, to the Company's knowledge, each of the Manufacturing Facilities are currently served by gas, electricity, water, sewage and waste disposal and other utilities adequate to operate such Real Estate, Leased Premises, Manufacturing Facility and/or facility at its current rate of production, and none of the utility companies serving any such Real Estate, Leased Premises, any facility and, to the Company's knowledge, each of the Manufacturing Facilities has threatened the Company with any reduction in service.

         (d) There are no challenges or appeals pending regarding the amount of the taxes on, or the assessed valuation of, the Real Estate or the Leased Premises, and no special arrangements or agreements exist with any governmental authority with respect thereto (the representations and warranties contained in this Section 4.16(d) shall not be deemed to be breached by any prospective general increase in real estate tax rates).

         (e) There are no condemnation proceedings pending or, to the Company's knowledge, threatened with respect to any portion of the Real Estate or the Leased Premises.

         (f) There is no tax assessment (in addition to the normal, annual general real estate tax assessment) pending or, to the Company's knowledge, threatened with respect to any portion of the Real Estate or, to the extent the Company is liable for payment therefor, the Leased Premises.

         (g) The buildings and other facilities located on the Real Estate and the Leased Premises are free of any material latent structural or engineering defects known to the Company or any material patent structural or engineering defects.

         4.17. Contracts.

         (a) The Company is not a party to, or bound by, or the issuer or beneficiary of, any undischarged written or oral: (i) agreement or arrangement obligating the Company to pay or receive, or pursuant to which the Company has previously paid or received, an amount in excess of $75,000; (ii) employment or consulting agreement or arrangement; (iii) collective bargaining agreement; (iv) plan or contract or arrangement providing for bonuses, options, deferred compensation, retirement payments, profit sharing, medical and dental benefits or the like covering employees of the Company, other than Plans, Welfare Plans and Employee Benefit Plans (in each case as defined herein) described in the Disclosure Statement; (v) agreement restricting in any manner the Company's right to compete with any other person or entity, the Company's right to sell to or purchase from any other person or entity, the right of any other party to compete with the

Company, or the ability of such person or entity to employ any of the Company's employees; (vi) agreement between the Company and any of its affiliates or other Related Parties (as herein defined); (vii) guaranty, performance, bid or completion bond, or surety or indemnification agreement; (viii) requirements contract; (ix) loan or credit agreement, pledge agreement, note, security agreement, mortgage, debenture, indenture, factoring agreement or letter of credit; (x) agreement for the treatment or disposal of Materials of Environmental Concern (as defined herein); (xi) power of attorney; (xii) partnership or joint venture agreement; or (xiii) any other agreement not entered into in the ordinary course of business. The Company is not currently negotiating (and has not entered into preliminary discussions with respect to) any transaction involving an aggregate payment by the Company and/or receipts to the Company in excess of $250,000.

         (b) All agreements, leases, subleases and other instruments referred to in this Section 4.17, are in full force and binding upon the Company, and, to the knowledge of the Company, the other parties thereto. The Company is not and, to the Company's knowledge, none of the other parties thereto are in default of a material provision under any such agreement, lease, sublease or other instrument. No event, occurrence or condition exists which, with the lapse of time, the giving of notice, or both, or the happening of any further event or condition, would become a default of a material provision under any such agreement, lease, sublease or other instrument by the Company, or, to the knowledge of the Company, the other contracting party. The Company has not released or waived any material right under any such agreement, lease, sublease or other instrument.

         (c) Immediately after the Closing, except as contemplated by this Agreement, the Company will not be bound by the terms of any stock option agreement, registration rights agreement, stockholders agreement, management agreement, consulting agreement or any other agreement relating to the equity or management of the Company.

         (d) The Company is not a party to, or bound by, any unexpired, undischarged or unsatisfied written or oral contract, agreement, indenture, mortgage, debenture, note or other instrument under the terms of which performance by the Company according to the terms of this Agreement will be a default of a material provision under or an event of acceleration, or grounds for termination, or whereby timely performance by the Company of this Agreement may be prohibited, prevented or delayed.

         4.18. Insurance. The Disclosure Statement contains a true and correct list of all insurance policies which are owned by the Company or which name the Company as an insured (or loss payee), including without limitation those which pertain to the Company's assets, employees or operations. All such insurance policies are in full force and effect and the Company has not received notice of cancellation of any such insurance policies. In the three (3) year period ending on the date hereof, the Company has not received any written notice from, or on behalf of, any insurance carrier relating to or involving an annual increase by over 10% in insurance rates (except to the extent that insurance risks may be increased for all similarly situated risks) or non-renewal of a policy, or requiring or suggesting material alteration of any of the Company's assets, purchase of additional equipment, or material modification of any of the Company's methods of doing business. The

Company has not made any claim for reimbursement from its insurance carriers since June 30, 1993.

         4.19. Litigation. There is no litigation or proceeding, in law or in equity, and there are no proceedings or governmental investigations before any commission or other administrative authority, pending or, to the Company's knowledge, threatened against the Company, or any of the Company's officers, directors or affiliates, with respect to or affecting the Company's operations, business, products, sales practices or financial condition, or related to the consummation of the transactions contemplated hereby or by the Watson Ancillary Documents or the Ancillary Documents. There are no facts known to the Company which, if known by a potential claimant or governmental authority, would give rise to a claim or proceeding which, if asserted or conducted with results unfavorable to the Company, would have a Company Material Adverse Effect.

         4.20. Warranties. The Company has not made any oral or written warranties with respect to the quality or absence of defects of its products or services which it has sold or performed which are in force as of the date hereof except as are described in the Disclosure Statement. There are no material claims pending, anticipated or threatened against the Company with respect to the quality of or absence of defects in such products or services. The Disclosure Statement sets forth a summary, which is accurate in all material respects, of all returns of products during the period beginning January 1, 1995 and ending on the date hereof, and all credits and allowances for returned products given to customers during said period, and said summary contains a description of any reoccurring product defects (other than returns due to date expirations). The Company has no knowledge of or reason to believe that the percentage of products sold and services performed by the Company for which warranties are presently in effect and for which warranty adjustments can be expected during unexpired warranty periods which extend beyond the Closing will be higher than the percentage of such products and services which the Company has sold and performed for which warranty adjustments have been required in the past.

         4.21. Products Liability. The Company has not received any written notice relating to, nor does the Company have knowledge of any facts or circumstances which could give rise to, any claim involving any product manufactured, produced, distributed or sold by or on behalf of the Company resulting from an alleged defect in design, manufacture, materials or workmanship, or any alleged failure to warn, or from any breach of implied warranties or representations, other than notices or claims that have been settled or resolved by the Company prior to the date of this Agreement.

         4.22. Arbitration. The Company is not a party to, or bound by, any decree, order or arbitration award (or agreement entered into in any administrative, judicial or arbitration proceeding with any governmental authority) with respect to or affecting the properties, assets, personnel or business activities of the Company.

         4.23. Taxes.

         (a) As used in this Agreement, (i) the term "Taxes" means all federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatever of a nature similar to taxes, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, and the term "Tax" means any one of the foregoing Taxes; and (ii) the term "Returns" means all returns, declarations, reports, statements and other documents required to be filed in respect of Taxes, and the term "Return" means any one of the foregoing Returns.

         (b) There have been properly completed and filed on a timely basis and in correct form all Returns required to be filed by the Company. As of the time of filing, the foregoing Returns were correct and complete. An extension of time within which to file any Return which has not been filed has not been requested or granted.

         (c) With respect to all amounts in respect of Taxes imposed upon the Company, or for which the Company is or could be liable, whether to taxing authorities (as, for example, under law) or to other persons or entities (as, for example, under tax allocation agreements), with respect to all taxable periods or portions of periods ending on or before the date of the Interim Financial Statements, all applicable tax laws and agreements have been fully complied with, and all amounts required to be paid by the Company, to taxing authorities or others, on or before the date hereof have been paid or fully reserved for on the Financial Statements or Interim Financial Statements, and any Taxes accrued but not due and payable as of the date of the Interim Financial Statements have been accrued or otherwise reserved for in the Interim Financial Statements. No Taxes have been (or will prior to the Closing Date be) recorded by the Company other than in the ordinary course of business. There are no Liens filed against any asset of the Company resulting from the failure to pay any Tax when due.

         (d) No issues have been raised (and are currently pending) by any taxing authority in connection with any of the Returns. No waivers of statutes of limitation with respect to the Returns have been given by the Company (or with respect to any Return which a taxing authority has asserted should have been filed by the Company) which waivers are still in effect. The Disclosure Statement sets forth those years for which examinations have been completed, those years for which examinations are presently being conducted, and those years for which required Returns have not yet been filed. All deficiencies asserted or assessments made as a result of any examinations have been fully paid, or are fully reflected as a liability in the Financial Statements, or are being contested and an adequate reserve therefor has been established and is fully reflected as a liability in the Financial Statements or the Interim Financial Statements.

         (e) The unpaid Taxes of the Company do not exceed the reserve for tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and tax income) set forth or included in the Interim Financial Statements, as adjusted for the passage of time through the Closing.

         (f) The Company is not or at any time has been a party to or bound by (nor will the Company become a party to or bound by) any tax indemnity, tax sharing or tax allocation agreement.

         (g) The Company has never been a member of an affiliated group of corporations, within the meaning of section 1504 of the Code.

         (h) All material elections with respect to Taxes affecting the Company as of the date hereof that are not reflected in the Company's Returns are set forth in the Disclosure Statement.

         4.24. ERISA Neither the Company nor any corporation or business which is now or at the relevant time was an affiliate of the Company as determined under the Code section 414(b), (c), (m) or (o) ("ERISA Affiliate") maintains, administers, contributes to or has any liability under, or has maintained, administered, contributed to or had any liability under, nor do the employees of the Company, or any ERISA Affiliate receive or have any reason to expect to receive as a condition of employment, benefits pursuant to any: employee pension benefit plan (as defined in Section 3(2) of ERISA) ("Plan"), including, without limitation, any multi-employer plan as defined in Section 3(37) of ERISA ("Multi-Employer Plan") or any non-qualified deferred compensation plan or retirement plan; employee welfare benefit plan (as defined in Section 3(1) of ERISA) ("Welfare Plan"), including any other plan, program, agreement or arrangement under which former employees of the Company, or an ERISA Affiliate (or their beneficiaries) are entitled, or current employees of the Company or an ERISA Affiliate will be entitled, following termination of employment, to medical, health or life insurance or other benefits other than pursuant to benefit continuation rights granted by state or federal law; or bonus, stock, stock purchase, or stock option plan, severance plan, salary continuation, vacation, sick leave, fringe benefit, incentive, insurance, welfare or similar plan or arrangement ("Employee Benefit Plan") other than those Plans, Welfare Plans and Employee Benefit Plans described in the Disclosure Statement;

         (a) To the knowledge of the Company, all Plans, Welfare Plans and Employee Benefit Plans and any related trust agreements, insurance contracts or annuity contracts (or any related trust instruments) comply with and are and have been operated in accordance with each applicable provision of ERISA, the Code (including, without limitation, the requirements of Code section 401(a) to the extent any Plan is intended to conform to that section), other Federal statutes, state law (including, without limitation, state insurance law) and the regulations and rules promulgated pursuant thereto or in connection therewith. Neither the Company nor any ERISA Affiliate has any notice or knowledge of any violation of any of the foregoing by any Plan, Welfare Plan, or Employee Benefit Plan. Each Welfare Plan which is a group health plan (within the meaning of section 5000(b)(1) of the Code) complies with and has been maintained and operated in accordance with each of the requirements of section 162(k) of the Code as in effect for years beginning prior to 1989, Section 4980B of the Code for years beginning after December 31, 1988 and Part 6 of Subtitle B of Title I of ERISA. A favorable determination as to the qualification under the Code of each of the Plans which is intended to qualify under section 401 of the Code and each material amendment thereto has been made by the Internal Revenue Service ("IRS"), each trust funding Welfare Plans or Plans is and has been tax-exempt and each Plan and related trust agreement remain qualified under the Code. Future compliance with the requirements of ERISA and the Code as in effect on the date hereof and any collective bargaining agreements to which the Company or any ERISA Affiliate is subject or bound will not result in any increase in benefits under any Plan or any Welfare Plan. All required reports, notices and descriptions with respect to the Plans, Welfare Plans and Employee Benefit Plans have been appropriately filed or distributed (including without limitation IRS Forms 5500 Annual Reports, summary plan descriptions, summary annual reports, notice to interested parties and any notice of plan amendment which is required prior to the effectiveness of such amendments) and all required surety bonds have been properly and timely purchased and maintained. The costs of administering the Plans, Welfare Plans and Employee Benefit Plans, including fees for the trustees and other service providers which are customarily paid by the Company, have been paid or will be paid or accrued on the Company's financial statements prior to the date hereof.

         (b) To the knowledge of the Company, neither any Plan or Welfare Plan fiduciary nor any Plan or Welfare Plan has engaged in any transaction in violation of Section 406 of ERISA or any "prohibited transaction" (as defined in section 4975(c)(1) of the Code) for which a valid exemption is not available. Neither the Company nor any ERISA Affiliate has failed to make any contributions or to pay any amounts due and owing to a Plan, Welfare Plan or Employee Benefit Plan, including, in all cases, Multi-Employer Plans, as required by the terms of any Plan, Welfare Plan or Employee Benefit Plan, or collective bargaining agreement or ERISA or any other applicable law. There has been no reduction or curtailment of accrued benefits with respect to any of the Plans. Full payment has been made or such amount has been accrued on the Company's financial statements of all amounts which the Company or any ERISA Affiliate is required or committed to pay to the Plans as of the date hereof;

         (c) True and complete copies of each Plan, Welfare Plan and Employee Benefit Plan, related trust agreements, insurance contracts, annuity contracts or other funding vehicles, determination letters, summary plan descriptions, copies of any pending applications, filings or notices with respect to any of the Plans, Welfare Plans or Employee Benefit Plans with the IRS, the Pension Benefit Guaranty Corporation ("PBGC"), the Department of Labor or any other governmental agency, copies of all corporate resolutions or other documents pertaining to the adoption of the Plans, Welfare Plans or Employee Benefit Plans or any amendments thereto or to the appointment of any fiduciaries thereunder and copies of any investment management agreements thereunder and of any fiduciary insurance policies, surety bonds, rules, regulations or policies, of the trustees or of any committee thereunder, all communications and notices to employees regarding any Plan, Welfare Plan, or Employee Benefit Plan, annual reports on Form 5500, Form 990 financial statements and actuarial reports for the most recent five Plan years, and each plan, agreement, instrument and commitment referred to herein, have been furnished to Watson and its counsel, and all such Plans, Welfare Plans, or Employee Benefit Plans are listed on the Disclosure Statement. All of the foregoing are legally valid, binding, in full force and effect, and there are no defaults thereunder; and none of the rights of the Company thereunder will be impaired by this Agreement or the consummation of the transaction contemplated hereby. The annual reports on Form 5500 furnished to Watson fully and accurately set forth the financial and actuarial condition of each Plan and each trust funding any Welfare Plan. With respect to each Plan, Welfare Plan and Employee Benefit Plan, the Disclosure

Statement sets forth the name and address of the administrator and trustees and the policy number and insurer under all insurance policies;

         (d) The aggregate present value of all accrued benefits, both vested and non-vested, pursuant to each Plan subject to Title IV of ERISA, determined on the basis of current participation and projected compensation for active participants, and including the maximum value of all subsidized benefits, and earnings, set forth in the 1995 actuarial report for the Plan, using PBGC actuarial assumptions and methods applicable to a defined benefit pension plan terminating on such date, does not exceed the current fair market value of Plan assets. None of the Plans, Welfare Plans or Employee Benefit Plans has any material unfunded liabilities which are not reflected on the Financial Statements or, in the case of a Plan, on the latest actuarial report issued with respect to such Plans. None of the Plans is a "top-heavy" plan, as defined in
Section 416 of the Code. The Company does not have plans, programs, arrangements and has not made any other commitments to its employees, former employees or their beneficiaries under which it has any obligation to provide any retiree or other employee benefit payments which are not adequately funded through a trust or other funding arrangement. There have been no changes in the operation or interpretation of any of the Plans, Welfare Plans or Employee Benefit Plans since the most recent annual report or actuarial report which would have any material effect on the cost of operating or maintaining such Plans, Welfare Plans or Employee Benefit Plans;

         (e) There are no pending or threatened claims, lawsuits or arbitration asserted or instituted against any of the Plans, Welfare Plans, or Employee Benefit Plans, other than, in each case, Multi-Employer Plans, or any fiduciaries thereof, except in the case of Multi-Employer Plans, fiduciaries that are officers, employees, directors, agents or owners of the Company or ERISA Affiliates of the Company, with respect to their duties to the Plan, Welfare Plans or Employee Benefit Plan or the assets of any trusts thereunder, by any employee or beneficiary covered under any Plans, Welfare Plans or Employee Benefit Plans or otherwise involving any Plan, Welfare Plan or Employee Benefit Plan (other than routine claims for benefits); and the Company has no knowledge of any facts which would give rise to or could reasonably be expected to give rise to any such claims, lawsuits or arbitrations. To the knowledge of the Company, neither the Company nor any its ERISA Affiliates, nor any of their directors, officers, employees or any other "fiduciary," as such term in defined in Section 3(21) of ERISA, has any liability for failure to comply with ERISA or the Code or failure to act in connection with the administration or investment of any Plan; and

         4.25. Labor Matters. Except as set forth in the Disclosure Statement or for events that occur after the date hereof which are disclosed in writing by the Company to Watson, (a) there is no labor strike, dispute, slowdown, work stoppage or lockout pending or, to the knowledge of the Company, threatened against or affecting the Company and during the past three years, there has not been any such action; (b) there are no union claims to represent the employees of the Company, (c) the Company is not a party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of the Company; (d) none of the employees of the Company are represented by any labor organization and the Company does not have any knowledge of any current union organizing activities among the employees of the Company, nor to the knowledge of the Company does any question concerning representation exist concerning such employees; (e) to the knowledge of the Company, the Company is, and has at all times been, in material compliance with all applicable employment laws and practices, including, without limitation, any such laws relating to employment discrimination, occupational safety and health and unfair labor practices; (f) there is no unfair labor practice charge or complaint against the Company pending or, to the knowledge of the Company, threatened before the National Labor Relations Board or, to the knowledge of the Company, any charges or complaints, or facts which could give rise to a charge or complaint, pending or threatened with any Governmental Entity who has jurisdiction over unlawful employment practices; (g) there is no grievance or arbitration proceeding arising out of any collective bargaining agreement or other grievance procedure pending relating to the Company; (h) the Company is not delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed by them to the date of this Agreement or amounts required to be reimbursed to such employees; (i) upon termination of the employment of any of the employees of the Company after the Closing, the Company will not be liable to any of its employees for severance pay; (j) the employment of each of the Company's employees is terminable at will without cost to the Company except for payments disclosed on the Disclosure Statement or required under the Plans, Welfare Plans and Employee Benefit Plans and payment of accrued salaries or wages and vacation pay; (k) no employee or former employee of the Company has any right to be rehired by the Company prior to the Company's hiring a person not previously employed by the Company; and (l) the Disclosure Statement contains a true and complete list of all employees who are employed by the Company as of June 30, 1996, and said list correctly reflects their salaries, wages, other compensation (other than benefits under the Plans, Welfare Plans and Employee Benefit Plans), dates of employment and positions. The Company does not owe any past or present employee any sum in excess of $50,000 individually or $100,000 in the aggregate other than for accrued wages or salaries for the current payroll period, and amounts payable under Plans, Welfare Plans or Employee Benefit Plans. No employee owes any sum to the Company in excess of $50,000, and all employees together do not owe the Company in excess of $100,000.

         4.26. Environmental Matters.

         (a) The Company and its assets and business are in substantial compliance with all Environmental Laws and Environmental Permits (as herein defined) applicable to it. A copy of any notice, citation, inquiry or complaint which the Company has received in the past three years of any alleged violation of any Environmental Law or Environmental Permit has been provided to Watson or its counsel, and all violations alleged in said notices have been or are being corrected. A description of all such violations currently being corrected is contained in the Disclosure Statement. The Company possesses all Environmental Permits which are required for the operation of its business, and is in substantial compliance with the provisions of all such Environmental Permits. Copies of all Environmental Permits issued to the Company have been provided or made available to Watson or its counsel. The Company has delivered to Watson copies of all environmental reports with respect to the Real Estate and the Leased Premises in its possession (other than reports prepared by or on behalf of Watson) which were conducted during the last five years.

         (b) The Disclosure Statement sets forth a complete list of all Materials of Environmental Concern stored, treated, generated, used, transported or Released (as herein defined) in connection with the operation of the Company's business. There has been no storage, treatment, generation, transportation or Release of any Materials of Environmental Concern by the Company, or, to the knowledge of the Company, by any other person or entity for which the Company is or may be held responsible, at any Facility (as herein defined) or any Offsite Facility (as herein defined) in violation of, or which could give rise to any material obligation under, Environmental Laws.

         (c) The Disclosure Statement sets forth a complete list of all Containers (as herein defined) that are now present at, or have heretofore been removed from, the Real Estate or the Leased Premises. All Containers which have been heretofore removed from the Real Estate or the Leased Premises have been removed substantially in accordance with all applicable Environmental Laws.

         (d) For the purposes of this Agreement: (i) "Environmental Laws" means all federal, state and local statutes, regulations, ordinances, rules, regulations and policies, all court orders and decrees and arbitration awards, and the common law, which pertain to environmental matters or contamination of any type whatsoever. Environmental Laws include, without limitation, those relating to: manufacture, processing, use, distribution, treatment, storage, disposal, generation or transportation of Materials of Environmental Concern; air, surface or ground water or noise pollution; Releases; protection of wildlife, endangered species, wetlands or natural resources; Containers; health and safety of employees and other persons; and notification requirements relating to the foregoing; (ii) "Environmental Permits" means licenses, permits, registrations, governmental approvals, agreements and consents which are required under or are issued pursuant to Environmental Laws; (iii) "Materials of Environmental Concern" means (A) pollutants, contaminants, pesticides, radioactive substances, solid wastes or hazardous or extremely hazardous, special, dangerous or toxic wastes, substances, chemicals or materials within the meaning of any Environmental Law, including without limitation any (i) "hazardous substance" as defined in CERCLA, and (ii) any "hazardous waste" as defined in the Resource Conservation and Recovery Act ("RCRA"), 42 U.S.C., Sec. 6902 et. seq., and all amendments thereto and reauthorizations thereof; and (B) even if not prohibited, limited or regulated by Environmental Laws, all pollutants, contaminants, hazardous, dangerous or toxic chemical materials, wastes or any other substances, including without limitation, any industrial process or pollution control waste (whether or not hazardous within the meaning of RCRA) which could pose a hazard to the environment or the health and safety of any person, or impair the use or value of any portion of the Real Estate or the Leased Premises; (iv) "Release" means any spill, discharge, leak, emission, escape, injection, dumping, or other release or threatened release of any Materials of Environmental Concern into the environment, whether or not notification or reporting to any governmental agency was or is, required, including without limitation any Release which is subject to CERCLA; (v) "Facility" means any facility as defined in the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601, et. seq., as amended and reauthorized ("CERCLA"); (vi) "Offsite Facility" means any Facility which is not presently, and has not heretofore been, owned, leased or occupied by the Company; and (vii) "Containers" means above-ground and under-ground storage tanks, vessels and related equipment and containers.

         4.27. Interim Conduct of Business. Except as otherwise contemplated by this Agreement, and as reflected in the Interim Financial Statements, since June 30, 1996, the Company has not:

         (a) sold, assigned, leased, exchanged, transferred or otherwise disposed of any portion of its assets or property, except for sales of Inventory and cash applied in the payment of the Company's Liabilities in the usual and ordinary course of business in accordance with the Company's past practices;

         (b) written off any asset which has a net book value which exceeds $50,000 individually or $100,000 in the aggregate in value, or suffered any casualty, damage, destruction or loss, or interruption in use, of any material asset, property or portion of Inventory (whether or not covered by insurance), on account of fire, flood, riot, strike or other hazard or Act of God;

         (c) waived any material right arising out of the conduct of, or with respect to, its business;

         (d) made (or committed to make) capital expenditures in an amount which exceeds $50,000 for any item or $200,000 in the aggregate;

         (e) made any change in accounting methods or principles;

         (f) borrowed any money or issued any bonds, debentures, notes or other corporate securities (other than equity securities), including without limitation, those evidencing borrowed money;

         (g) entered into any transaction with, or made any payment to, or incurred any liability to, any Related Party (as defined herein) in an amount which exceeds $25,000 or $100,000 in the aggregate (except for payment of salary and other customary expense reimbursements made in the ordinary course of business to Related Parties who are employees of the Company);

         (h) increased the compensation payable to any employee, except for normal pay increases in the ordinary course of business consistent with past practices;

         (i) made any payments or distributions to its employees, officers or directors except such amounts as constitute currently effective compensation for services rendered, or reimbursement for reasonable ordinary and necessary out-of-pocket business expenses;

         (j) paid or incurred any management or consulting fees, or engaged any consultants, except in the ordinary course of business;

         (k) hired any employee who has an annual salary in excess of $50,000, or employees with aggregate annual salaries or wages in excess of $100,000;

         (l) terminated any employee having an annual salary or wages in excess of $50,000 or employees with aggregate annual salaries or wages in excess of $100,000;

         (m) adopted any new Plan, Welfare Plan or Employee Benefit Plan;

         (n) issued or sold any securities of any class, except for the grant or exercise of options to purchase Company Common Stock under the Company Option Plans;

         (o) paid, declared or set aside any dividend or other distribution on its securities of any class, except as contemplated by this Agreement with respect to the Preferred Stock, or purchased, exchanged or redeemed any of its securities of any class; or

         (p) without limitation by the enumeration of any of the foregoing, entered into any transaction other than in the usual and ordinary course of business in accordance with past practices.

Notwithstanding the foregoing, the Company shall not be deemed to have breached the terms of this Section 4.27 by entering into this Agreement or by consummating the transactions contemplated hereby.

         4.28. Affiliated Transactions. Since January 1, 1993, the Company has not been a party to any transactions (other than employee compensation and other ordinary incidents of employment) in excess of $25,000 individually or $100,000 in the aggregate with a "Related Party". For purposes of this Agreement, the term "Related Party" shall mean: any present or former officer or director present 10% stockholder or present affiliate of the Company, any present or former known spouse, ancestor or descendant of any of the aforementioned persons or any trust or other similar entity for the benefit of any of the foregoing persons. No property or interest in any property (including, without limitation, designs and drawings concerning machinery) which relates to and is or will be necessary or useful in the present or currently contemplated future operation of the Company's business, is presently owned by or leased or licensed by or to any Related Party. Prior to the Closing, all amounts due and owing to or from the Company by or to any of the Related Parties (excluding employee compensation and other incidents of employment) shall be paid in full. Except for the ownership of securities representing less than a 2% equity interest in various publicly traded companies, neither the Company, nor to the Company's knowledge, any Related Party has an interest, directly or indirectly, in any business, corporate or otherwise, which is in competition with the Company's business.

         4.29. Significant Customers, Suppliers, Distributors and Employees. The Disclosure Statement sets forth an accurate list of the Company's Significant Customers (as defined herein), Significant Suppliers (as defined herein), Significant Distributors (as defined herein) and Significant Employees (as defined herein). The Company has no knowledge of any intention or indication of intention by a (a) Significant Customer to terminate its business relationship with the Company or to limit or alter its business relationship with the Company in any material respect; (b) Significant Supplier to terminate its business relationship with the Company or to limit or alter its business relationship with the Company in any material respect; (c) Significant Distributor to terminate its business relationship with the Company or to limit or alter its business relationship with the Company in any material respect; or
(d) Significant Employee intends to terminate his employment with the Company. As used herein, (w) "Significant Customer" means the 10 largest customers of the Company measured in terms of sales volume in dollars for each of the years ended December 31, 1995 and 1994, (x) "Significant Supplier" means any supplier of the Company from whom the Company has purchased $250,000 or more of goods during either of years ended December 31, 1995 or 1994 for use in the Company's business; (y) "Significant Distributor" means any distributor that, on the Company's behalf, has distributed to other distributors, wholesalers, retailers or end users, the Company's products with a value in excess of $250,000 during either of years ended December 31, 1995 or 1994; and (z) "Significant Employee" means the Chief Executive Officer, the President, the Senior Director of Research and Development, any Vice President, the Director of Field Sales or any regional sales manager of the Company.

         4.30. Material Adverse Change. Since June 30, 1996 to the date of this Agreement, the Company has not suffered any material adverse change in the business, operations, assets, liabilities, financial condition or prospects of the Company.

         4.31. Bribes. Neither the Company, nor, to its knowledge, any of its current officers, directors, employees, agents or representatives has made, directly or indirectly, with respect to the Company, or its respective business activities, any bribes or kickbacks, illegal political contributions, payments from corporate funds not recorded on the books and records of the Company, payments from corporate funds to governmental officials, in their individual capacities, for the purpose of affecting their action or the action of the government they represent, to obtain favorable treatment in securing business or licenses or to obtain special concessions, or illegal payments from corporate funds to obtain or retain business.

         4.32. Absence of Indemnifiable Claims, etc. There are no pending claims and, to the knowledge of the Company, no facts that would entitle any director, officer or employee of the Company to indemnification by the Company under applicable law, the Certificate of Incorporation or By-laws of the Company or any insurance policy maintained by the Company.

         4.33. No Undisclosed Liabilities. There are no liabilities of the Company other than (i) liabilities disclosed or provided for in the Interim Financial Statements; (ii) liabilities which, individual or in the aggregate, are not material to the Company; (iii) liabilities under this Agreement (or contemplated hereby) or disclosed in the Disclosure Statement and (iv) liabilities incurred since June 30, 1996 in the ordinary course of business and consistent with past practices.

         4.34. No Brokers. The Company has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of the Company or Watson, Watson Sub or their Subsidiaries to pay any finder's fee, brokerage or agent's commissions or other like payments in connection with negotiations leading to this Agreement or the consummation of the transactions contemplated hereby, except that the Company has retained Lehman Brothers as its financial advisor, the arrangements with which have been disclosed in writing to Watson prior to the date hereof.

         4.35. Tax Reorganization. The Company has not taken or failed to take any action which would prevent the Merger from (a) constituting a reorganization within the meaning of section 368(a) of the Code or (b) being treated as a "pooling or interests" for accounting purposes.

         4.36 Opinion of Financial Advisor. The Company has received the opinion of Lehman Brothers to the effect that, as of the date hereof, the consideration to be received by the Company's Stockholders pursuant to the Merger is fair to such Stockholders from a financial point of view.

         4.37. Hearing Notice and Proxy Statement. At the time the Hearing Notice shall be mailed to the Stockholders, and at the time the Proxy Statement shall be delivered to the Stockholders, and at all times subsequent to such dates up to and including the date of the stockholder meeting and the Effective Time, such Hearing Notice, with respect to information (including all financial data) set forth therein with respect to the Company furnished to Watson by the Company for inclusion therein, and such Proxy Statement, with respect to all information (other than information with respect to Watson or Watson Sub furnished to the Company by Watson for inclusion therein, as to which no representation or warranty is hereby made) set forth therein, respectively, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements or information contained therein, in the light of the circumstances under which such statements are made, not misleading.

                                    ARTICLE V

                                    COVENANTS

         5.1 Alternative Proposals. Prior to the Effective Time, the Company agrees (a) except to the extent reasonably required by fiduciary duty obligations under applicable laws, that it shall not, and it shall direct and cause its officers, directors, employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by
it) not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to its Stockholders) with respect to a merger, acquisition, consolidation or similar transaction involving, or any purchase of all or any significant portion of the assets or any equity securities of, the Company (any such proposal or offer being hereinafter referred to as an "Alternative Proposal") or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Alternative Proposal, or otherwise facilitate any effort or attempt to make or implement an Alternative Proposal;
(b) that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing, and it will take the necessary steps to inform the individuals or entities referred to above of the obligations undertaken in this Section 5.1; and (c) that it will notify Watson immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, it.

         5.2 Interim Operations.

         (a) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, except as set forth in the Disclosure Statement, unless Watson has consented in writing thereto (which consent shall not be unreasonably withheld), the Company:

             (i) Shall conduct its operations according to its usual, regular and ordinary course in substantially the same manner as heretofore conducted;

             (ii) To the extent consistent with its business, shall use commercially reasonable efforts to preserve intact its business organization and goodwill, keep available the services of its officers and employees and maintain satisfactory relationships with those persons having business relationships with it;

             (iii) Shall not amend its Certificate of Incorporation or By-Laws or comparable governing instruments, except as contemplated by this Agreement;

             (iv) Shall promptly notify Watson of any material emergency or other Company Material Adverse Effect, any material litigation or material governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the material breach of any representation or warranty contained herein;

             (v) Shall not (A) except pursuant to the exercise of options, warrants, conversion rights and other contractual rights existing on the date hereof and disclosed pursuant to this Agreement, issue any shares of its capital stock, effect any stock split or otherwise change its capitalization as it existed on the date hereof; (B) grant, confer or award any option, warrant, conversion right or other right not existing on the date hereof to acquire any shares of its capital stock, except pursuant to the Company Stock Option Plans;
(C) increase any compensation or enter into or amend any employment agreement with any of its present or future officers, directors or employees, except for normal increases consistent with past practice and the payment of cash bonuses to officers and employees pursuant to (I) the discretionary bonus program of the Company in an amount not to exceed $500,000 in the aggregate for calendar year 1996; and (II) the sales incentive program of the Company in effect as of the date hereof; (D) grant any severance or termination package to any employee or consultant, except to the extent consistent with past practices; (E) hire any new employee who shall have, or terminate the employment of any employee who has, an annual salary in excess of $75,000; or (F) adopt any new employee benefit plan (including any stock option, stock benefit or stock purchase plan) or amend any existing employee benefit plan in any material respect, except for changes which are less favorable to participants in such plans;

             (vi) Shall not (A) declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of its capital stock or other ownership interests; or (B) directly or indirectly, redeem, purchase or otherwise acquire any shares of its capital stock, or make any commitment for any such action;

             (vii) Shall not enter into any agreement or transaction, or agree to enter into any agreement or transaction, outside the ordinary course of business, including, without limitation, any transaction involving a merger, consolidation, joint venture, license agreement partial or complete liquidation or dissolution, reorganization, recapitalization, restructuring or a purchase, sale, lease or other disposition of a material portion of assets or capital stock;

             (viii) Shall not incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of others other than (i) in the ordinary course of its business consistent with past practices, but in no event in an amount exceeding $50,000 individually or $100,000 in the aggregate (other than normal expenditures for the purchase of raw materials or other supplies) or
(ii) pursuant to the Company's bank line of credit in the ordinary course of business consistent with past practices;

             (ix) Shall not make any loans, advances or capital contributions to, or investments in, any other Person (except for loans to employees made in connection with the purchase of Company Common Stock under existing option agreements and advances of expenses made to employees in the ordinary course of business);

             (x) Except as described in the Disclosure Statement, shall not make or commit to made any capital expenditures in excess of $50,000 individually or $100,000 in the aggregate;

             (xi) Shall not apply any of its assets to the direct or indirect payment, discharge, satisfaction or reduction of any amount payable directly or indirectly to or for the benefit of any affiliate or Related Party of the Company or enter into any transaction with any affiliate or Related Party of the Company (except for payment of salary and other customary expense reimbursements made in the ordinary course of business to Related Parties who are employees of the Company);

             (xii) Shall not alter the manner of keeping its books, accounts or records, or change in any manner the accounting practices therein reflected;

             (xiii) Shall not grant or make any mortgage or pledge or subject itself or any of its material properties or assets to any lien, charge or encumbrance of any kind, except Liens for taxes not currently due; and

             (xiv) Shall maintain insurance on its tangible assets and its businesses in such amounts and against such risks and losses as are currently in effect.

         (b) Prior to the Effective Time, unless the Company has consented in writing thereto (which consent shall not be unreasonably withheld), Watson:

             (i) Shall conduct its operations according to its usual, regular and ordinary course in substantially the same manner as heretofore conducted (except for entering into transactions described in 5.2(b)(iv) below);

             (ii) Shall promptly deliver to the Company true and correct copies of any report, statement or schedule filed with the SEC subsequent to the date of this Agreement;

             (iii) Shall promptly notify the Company of any material emergency or other Watson Material Adverse Effect, any material litigation or material governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the material breach of any representation or warranty contained herein;

             (iii)  Shall not amend its Articles of Incorporation or By-laws;

             (iv) Shall promptly notify the Company of its entering into any agreement with respect to any material transaction involving a merger, consolidation, joint venture, partial or complete liquidation or dissolution, reorganization or recapitalization, restructuring or a purchase, sale, lease or other disposition of a material portion of assets or capital stock; and

             (v) Shall not take any action that would result in a failure to maintain the trading of Watson Common Stock on the Nasdaq National Market.

         5.3 Meetings of Stockholders. The Company will take all action necessary in accordance with applicable law and its Certificate of Incorporation and By-Laws to convene a meeting of its Stockholders to consider and vote upon the approval of this Agreement and the transactions contemplated hereby. It is contemplated that such Stockholder meeting will take place on or about November 26, 1996 or as soon as practicable thereafter. Watson will prepare as promptly as practicable in conjunction with the Company an Application for Permit and Request for Hearing pursuant to Sections 25121 and 25142 of the California Law, including a proposed Hearing Notice for use by the California Commissioner of Corporations in connection with the Hearing, and the Company shall prepare an information statement for use in connection with such Application and such Stockholder meeting. Neither the Company nor Watson shall distribute or use such Hearing Notice or Proxy Statement other than for internal review unless the other party shall have consented in writing to the information set forth in such document relating to it. The Proxy Statement shall include the recommendation of the Board of Directors of the Company in favor of the Merger which shall not be changed unless the Board of Directors of the Company, upon receipt of a written opinion from its outside counsel following receipt of a written proposal or offer for an acquisition, shall determine that failure so to change its recommendation would constitute a breach of the Board's fiduciary duty under applicable law. The Company shall use its best efforts to solicit from stockholders of the Company proxies or written consents in favor of the Merger and shall take all other action necessary or advisable to secure the vote or consent of its Stockholders required by Delaware Law to effect the Merger.

         5.4 Filings; Other Action. Subject to the terms and conditions herein provided, the Company and Watson shall: (a) promptly make their respective filings and thereafter make any other required submissions under the HSR Act with respect to the Merger; (b) use all reasonable efforts to cooperate with one another in (i) determining which filings are required to be made prior to the Effective Time with, and which consents, approvals, permits or authorizations are required to be obtained prior to the Effective Time from, governmental or regulatory authorities of the United States, the several states and foreign jurisdictions in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby; and (ii) timely making all such filings and timely seeking all such consents, approvals, permits or authorizations; (c) use commercially reasonable efforts to obtain all consents under or with respect to, any contract, lease, agreement, purchase order, sales order or other instrument, Permit or Environmental Permit, where the consummation of the transactions contemplated hereby would be prohibited or constitute an event of default, or grounds for acceleration or termination, in the absence of such consent; and (d) take, or cause to be taken, all other commercially reasonable actions as are reasonably necessary, proper or appropriate to consummate and make effective the transactions contemplated by this Agreement. If, at any time after the Effective Time, any further commercially reasonable action is necessary or desirable to carry out the purpose of this Agreement, the proper officers and directors of Watson and the Surviving Corporation shall take all such necessary action.

         5.5 Inspection of Records. From the date hereof to the Effective Time, the Company shall (a) allow all designated officers, attorneys, accountants and other representatives of Watson reasonable access at all reasonable times to the offices, records and files, correspondence, audits and properties, as well as to all information relating to commitments, contracts, titles and financial position, or otherwise pertaining to the business and affairs of the Company; (b) furnish to Watson, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such persons may reasonably request; and (c) instruct the employees, counsel and financial advisors of the Company to cooperate with Watson and its investigation of the business of the Company. From the date hereof to the Effective Time, Watson shall (a) furnish to the Company, its counsel, financial advisors, auditors and other authorized representative such financial and operating data and other information as such persons may reasonably request, and (b) instruct the officers, counsel and financial advisors of Watson to cooperate with the Company in its investigation of the business of Watson or its Subsidiaries. All information disclosed by the Company to Watson and its representatives or by Watson to the Company and its representatives shall be subject to the terms of that certain Non-Disclosure Agreement (the "Confidentiality Agreement") dated as of April 18, 1996 between Watson and the Company.

         5.6 Publicity. Neither party hereto shall make any press release or public announcement with respect to this Agreement, the Merger or the transactions contemplated hereby without the prior written consent of the other party hereto (which consent shall not be unreasonably withheld); provided, however, that each party hereto may make any disclosure or announcement which such party, in the opinion of its legal counsel, is obligated to make pursuant to applicable law or regulation of any national securities exchange, in which case, the party desiring to make the disclosure shall consult with the other party hereto prior to making such disclosure or announcement.

         5.7 Fairness Hearing. Pursuant to Section 25142 of the California Law, as soon as practicable after the date hereof, Watson and the Company shall submit an application for a permit (the "Exemption Permit") with the Commissioner of Corporations of the State of California to allow Watson to issue the shares of Watson Common Stock pursuant to the terms of this Agreement in compliance with Section 3(a)(10) of the Securities Act and the California Securities Laws.

         5.8 Further Action. Each party hereto shall, subject to the fulfillment at or before the Effective Time of each of the conditions of performance set forth herein or the waiver thereof, perform such further acts and execute such documents as may be reasonably required to effect the Merger.

         5.9 Affiliate Letters. At least 30 days prior to the Closing Date, the Company shall deliver to Watson a list of names and addresses of those persons who were or will be, in the Company's reasonable judgment, at the record date for its Stockholders' meeting to approve the Merger, "affiliates" (each such person, an "Affiliate") of the Company within the meaning of Rule 145 of the rules and regulations promulgated under the Securities Act. The Company shall provide Watson such information and documents as Watson shall reasonably request for purposes of reviewing such list. The Company shall deliver or cause to be delivered to Watson, prior to the Closing Date, from each of the Affiliates of the Company identified in the foregoing list, an Affiliate Letter in substantially the form attached hereto as Exhibit E. Watson shall be entitled to place legends as specified in such Affiliate Letters on the certificates evidencing any Watson Common Stock to be received by such Affiliates pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the Watson Common Stock, consistent with the terms of such Affiliate Letters.

         5.10 Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses except as expressly provided herein.

         5.11 Tax Treatment of Merger. From and after the date hereof and until the Effective Time, neither Watson nor the Company nor any of their respective Subsidiaries or other affiliates shall knowingly take any action, or knowingly fail to take any action, that would jeopardize qualification of the Merger as
(a) a reorganization within the meaning of Section 368(a) of the Code; (b) a "pooling of interests" for accounting purposes; or (c) enter into any contract, agreement, commitment or arrangement with respect to the foregoing. After the Effective Time, Watson shall not take or fail to take (and shall cause the Surviving Corporation not to take or fail to take) any action that is reasonably likely to jeopardize qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code.

         5.12 Employee Benefit Plans. Watson covenants and agrees that it will continue the Company's existing benefit plans and arrangements for a period of at least six months following the Effective Date. Thereafter, to the extent the existing benefit plans and arrangements provided by the Company to its employees are terminated, such employees who remain employees of the Surviving Corporation shall be entitled to participate in all benefit plans and arrangements that are available and subsequently become available to Watson's employees on the same basis as Watson's employees in similar positions are eligible to participate. For purposes of satisfying the terms and conditions of such plans, Watson shall give full credit for eligibility, vesting or benefit accrual for each participant's period of service with the Company prior to the Effective Time; provided, that the benefit plans and arrangements to be provided to Glenn A. Oclassen, Terry L. Johnson and Anthony A. DiTonno shall be determined pursuant to the terms of their respective employment agreement with the Surviving Corporation. To the extent Watson's benefit plans provide medical or dental welfare benefits after the Closing Date, Watson shall cause all pre-existing condition exclusions and actively at work requirements to be waived and Watson shall provide that any expenses incurred on or before the Closing Date shall be taken into account under Watson's benefit plans for purposes of satisfying the applicable deductible, coinsurance and maximum out-of-pocket provisions for such employees and their covered dependents.

         5.13 Company Bonus and 401 (k) Plan. Following the Closing, Watson agrees to make the bonus payments which were declared by the Board of Directors of the Company for calendar year 1996 pursuant to the Company's discretionary bonus program in an amount not to exceed $500,000 less the aggregate amount paid by the Company under such program pursuant to Section 5.2(a)(v)(C)(I) hereof plus amounts payable pursuant to the Company's sales incentive program for calendar year 1996 less any amounts paid under such program prior to Closing. Watson covenants to make all matching contribution payments to the Company' s employee retirement savings plan (the "401(k) Plan") for the 1996 fiscal year up to an amount equal to $1,500 per employee.

                                   ARTICLE VI

                                   CONDITIONS

         6.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of each of the following conditions (unless waived by each of the parties hereto in accordance with the provisions of Section 8.6 hereof):

         (a) The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

         (b) No preliminary or permanent injunction or other order or decree by any federal or state court which prevents the consummation of the Merger or materially changes the terms or conditions of this Agreement shall have been issued and remain in effect. In the event any such order or injunction shall have been issued, each party agrees to use its reasonable efforts to have any such injunction lifted.

         (c) The Commissioner of Corporations of the State of California shall have issued the Exemption Permit, and all necessary approvals under other state securities laws relating to the issuance or trading of the Watson Common Stock to be issued to the Stockholders in connection with the Merger shall have been received.

         (d) All material consents, authorizations, orders and approvals of (or filings or registrations with) any governmental commission, board or other regulatory body required in connection with the execution, delivery and performance of this Agreement shall have been obtained or made, except for filings in connection with the Merger and any other documents required to be filed after the Effective Time.

         (e) The Watson Common Stock to be issued to the Stockholders in connection with the Merger shall have been authorized for trading on the Nasdaq National Market.

         (f) Watson, the Stockholders Agent and the Escrow Agent shall have entered into the Escrow Agreement.

         (g) At least ninety-five percent (95%) of the aggregate number of outstanding shares of Preferred Stock shall have been voluntarily converted into shares of Company Common Stock prior to the Effective Time.

         (h) Watson shall have received the opinion of D'Ancona & Pflaum, counsel to Watson, dated the Closing Date, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that the Company and Watson will each be a party to that reorganization within the meaning of Section 368(b) of the Code. In rendering such opinion, counsel shall be entitled to rely upon, among other things, reasonable assumptions as well as representations and covenants of Watson, Watson Sub, the Company and certain stockholders of the Company.

         (i) The Company shall have received the opinion of Venture Law Group, A Professional Corporation, counsel to the Company, dated the Closing Date, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that the Company and Watson will each be a party to that reorganization within the meaning of Section 368(b) of the Code. In rendering such opinion, counsel shall be entitled to rely upon, among other things, reasonable assumptions as well as representations and covenants of Watson, Watson Sub, the Company and certain stockholders of the Company.

         (j) Watson shall have received the opinion of Price Waterhouse, dated the Closing Date, to the effect that the Merger will be treated as a "pooling of interests" for accounting purposes.

         (k) The Company shall have received from Arthur Andersen LLP a letter, dated the Closing Date, indicating that the Company has not taken any action that would preclude it from entering into a transaction that would be treated as a "pooling of interests" for accounting purposes.

         (l) This Agreement and the Merger and other transactions contemplated hereby shall have been approved and adopted by the requisite vote of the Stockholders.

         (m) Glenn A. Oclassen, Terry L. Johnson and Anthony A. DiTonno shall have entered into an Employment Agreement in substantially the form attached hereto as Exhibit F, G and H.

         6.2 Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions (unless waived by the Company in accordance with the provisions of Section 8.6 hereof):

         (a) Watson shall have performed, in all material respects, all of its agreements contained herein that are required to be performed by Watson on or prior to the Closing Date, and the Company shall have received a certificate of the Chairman or President of Watson, dated the Closing Date, certifying to such effect.

         (b) The representations and warranties of Watson and Watson Sub contained in this Agreement and in any document delivered in connection herewith shall be true and correct as of the Closing in all material respects, and the Company shall have received a certificate of the Chairman or President of Watson, dated the Closing Date, certifying to such effect.

         (c) The Company shall have received from Watson certified copies of the resolutions of Watson's and Watson Sub's Boards of Directors approving and adopting this Agreement, the Watson Ancillary Documents and the transactions contemplated hereby and thereby.

         (d) The Company shall have received the opinion of D'Ancona & Pflaum to such matters as the Company or the Company's counsel shall reasonably request.

         (e) From the date of this Agreement through the Effective Time, there shall not have occurred any event that would have or would be reasonably likely to have a material adverse effect in the financial condition, business, operations or prospects of Watson and its Subsidiaries, taken as a whole; provided, that such an event will not be deemed to have occurred solely as a result of fluctuations in the value of Watson Common Stock due to or arising from any public disclosures by Watson (including its 50% subsidiary, Somerset Pharmaceuticals, Inc.), including, without limitation, disclosures relating to Watson's entering into any other transactions (including, without limitation, transactions relating to the acquisition of assets, stock or merger transactions).

         (f) Watson and Watson Sub shall have executed and delivered such other documents and taken such other actions as the Company shall reasonably request.

         6.3 Conditions to Obligation of Watson and Watson Sub to Effect the Merger. The obligations of Watson and Watson Sub to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions (unless waived by the Company in accordance with the provisions of Section 8.6 hereof):

         (a) The Company shall have performed, in all material respects, all of its agreements contained herein that are required to be performed by the Company on or prior to the Closing Date, and Watson shall have received a certificate of the Chairman or President of the Company, dated the Closing Date, certifying to such effect.

         (b) The representations and warranties of the Company contained in this Agreement and in any document delivered in connection herewith shall be true and correct as of the Closing in all material respects, and Watson shall have received a certificate of the Chairman or President of the Company, dated the Closing Date, certifying to such effect.

         (c) Watson shall have received from the Company certified copies of the resolutions of the Company's Board of Directors and Stockholders approving and adopting this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby.

         (d) Watson shall have received the opinion of Venture Law Group, A Professional Corporation, to such matters as Watson or Watson's counsel shall reasonably request.

         (e) From the date of this Agreement through the Effective Time, there shall not have occurred any event that would have or would be reasonably likely to have a material adverse effect in the financial condition, business, operations or prospects of the Company.

         (f) The holders of not more than five percent (5%) of the outstanding aggregate value of the Company Common Stock and Preferred Stock (valued based upon the number of shares of Watson Common Stock such holders would have received upon the consummation of the Merger pursuant to Section 1.4 hereof) shall have perfected dissenters' rights under applicable law.

         (g) The Company shall have received all necessary consents with respect to any contract, lease, purchase order, sales order, license agreement, Permit, Environmental Permit and license which are required as a result of a change of control of the Company except in those instances where failure to receive any such consent would not have a Company Material Adverse Effect.

         (i) The Certificate of Incorporation of the Company shall have been amended in the form attached hereto as Exhibit I.

         (j) The warrants to purchase shares of Company Preferred Stock held by Sloan-Kettering Institute for Cancer Research and Glenn A. Oclassen shall have been exercised or terminated prior to the Effective Time and shall be of no further force and effect.

         (k) The Company shall have executed and delivered such other documents and taken such other actions as Watson shall reasonably request.


                                   ARTICLE VII

                                 INDEMNIFICATION


         7.1 General. From and after the Closing, the parties shall indemnify each other as provided in this Article VII. For the purposes of this Article VII, each party shall be deemed to have remade all of its representations and warranties contained in this Agreement at the Closing with the same effect as if originally made at the Closing; provided, however, that the Watson Disclosure Statement and the Disclosure Statement may be updated at the Closing by Watson or the Company, as the case may be, and no indemnity shall be provided hereunder with respect to the matters set forth therein except for anything contained in the Company Disclosure Statement regarding the Labor-Related Proceedings with respect to Bobby Crawford as described in Section 4.19 of the Company Disclosure Statement. No disclosure contained in the updated Watson Disclosure Statement or the Disclosure Statement, as the case may be, shall be deemed a waiver of Watson's or the Company's representations and warranties made on the date hereof with respect to the conditions to closing set forth in Sections 6.2(b) and 6.3(c) hereof; provided, however, that any updates contained in the Watson Disclosure Statement or the Disclosure Statement that were permitted pursuant to
Section 5.2 hereof shall not give either party the right to terminate this Agreement pursuant to Article VIII hereof.

         7.2 Certain Definitions. As used in this Article VII, the following terms shall have the indicated meanings:

             (a) "Damages" shall mean all liabilities, assessments, levies, losses, fines, penalties, damages, costs and expenses, including, without limitation, reasonable fees and expenses of attorneys, accountants and other professionals, actually sustained or incurred by an Indemnified Party in connection with the defense or investigation of any claim (after giving effect to any insurance proceeds actually received by an Indemnified Party and it being understood that to the extent any such Damages have been reserved for by the Company on the Financial Statements or the Interim Financial Statements in accordance with GAAP, the amount of such reserve shall be deducted from the Damages sustained by a Watson Indemnitee).

             (b) "Indemnified Party" shall mean a party hereto who is entitled to indemnification from another party hereto pursuant to this Article VII.

             (c) "Indemnifying Party" shall mean a party hereto who is required to provide indemnification under this Article VII to another party hereto.

             (d) "Third Party Claims" shall mean any claims for Damages which are asserted or threatened by a party other than the parties hereto, their successors and permitted assigns, against any Indemnified Party or to which an Indemnified Party is subject.

         7.3 The Stockholder's Indemnification Obligations. Each of the Stockholders shall jointly and severally indemnify, save and keep Watson, Watson Sub, the Surviving Corporation, each of their respective Subsidiaries and their respective successors and permitted assigns (each a "Watson Indemnitee" and collectively the "Watson Indemnitees") harmless against and from all Damages sustained or incurred by any Watson Indemnitee, as a result of or arising out of: (a) any inaccuracy in or breach of any representation and warranty made by the Company to Watson herein or in any Ancillary Document; and (b) any breach by the Company, or the Stockholders' Agent of, or failure of the Company, or the Stockholders' Agent to comply with, any of the covenants or obligations under this Agreement or the Ancillary Documents to be performed by the Company, or the Stockholders' Agent (including without limitation the Stockholders' obligations under this Article VII).

         7.4 Watson's Indemnification Obligations. Watson shall indemnify, save and keep the Stockholders and their respective successors and permitted assigns ("Seller Indemnitees"), forever harmless against and from all Damages sustained or incurred by any Seller Indemnitee, as a result of or arising out of: (a) any inaccuracy in or breach of any representation and warranty made by Watson or Watson Sub to the Company herein or in any Watson Ancillary Document; and (b) any breach by Watson or Watson Sub of, or failure by Watson or Watson Sub to comply with, any of the covenants or obligations under this Agreement or the Watson Ancillary Documents to be performed by Watson or Watson Sub (including without limitation its obligations under this Article VII).

         7.5 Limitation on Indemnification Obligations.

             (a) All representations and warranties contained in this Agreement shall survive the Closing for a period of twelve months from the Effective Date (the "Survival Period"). A claim by a Watson Indemnitee or a Seller Indemnitee for indemnification under this Article VII must be asserted within the Survival Period.

             (b) Notwithstanding anything to the contrary contained herein, (i) the Watson Indemnitees shall only be entitled to indemnification pursuant to
Section 7.3 hereof once the Watson Indemnitees' aggregate claims for indemnification exceed $600,000.00, but after such claims exceed such amount, the Watson Indemnitees shall be entitled to seek indemnification for all indemnification claims from the first dollar of Damages; and (ii) the indemnification obligations of the Stockholders pursuant to Section 7.3 hereof shall be limited to the amount deposited by the Stockholders into the Escrow and the Watson Indemnitees shall not be entitled to pursue any claims for indemnification against the Stockholders directly or personally and the sole recourse of the Watson Indemnitees shall be to make claims against the Escrow in accordance with the terms of the Escrow Agreement. Notwithstanding anything to the contrary contained herein, for purposes of determining the amount of Damages incurred by a Watson Indemnitee pursuant to Section 7.3 hereof, the Company's representations and warranties contained herein shall be read without regard to the Company's disclosure relating to the Labor-Related Proceedings with respect to Bobby Crawford as described in Section 4.19 of the Company Disclosure Schedule.

             (c) Notwithstanding anything to the contrary contained herein, (i) the Seller Indemnitees shall only be entitled to indemnification pursuant to
Section 7.4 hereof once the Seller Indemnitees' aggregate claims for indemnification exceed $600,000, but after such claims exceed such amount, the Seller Indemnitees shall be entitled to seek indemnification for all indemnification claims from the first dollar of Damages; and (ii) the indemnification obligations of Watson pursuant to Section 7.4 hereof shall be limited to an amount equal to $10,125,000 in the aggregate.

         7.6 Cooperation. Subject to the provisions of Section 7.8, the Indemnifying Party shall have the right, at its own expense, to participate in the defense of any Third Party Claim, and if said right is exercised, the parties shall cooperate in the investigation and defense of said Third Party Claim.

         7.7 Subrogation. The Indemnifying Party shall not be entitled to require that any action be brought against any other person before action is brought against it hereunder by the Indemnified Party and shall not be subrogated to any right of action until it has paid in full or successfully defended against the Third Party Claim for which indemnification is sought.

         7.8 Indemnification Claims Procedures.

             (a) Promptly following the receipt of notice by the Watson Indemnitees of a Third Party Claim which the Watson Indemnitees believe may result in a demand against the Escrow,

Watson shall notify the Stockholder Agent of such claim in accordance with the provisions of the Escrow Agreement. Promptly following the receipt by the Stockholder Indemnitees of notice of a Third Party Claim which the Stockholder Indemnitees believe may result in a demand for indemnification pursuant to
Section 7.4 hereof, the Stockholder Agent shall notify Watson of such claim. The party receiving the notice of the Third Party Claim shall notify the other party hereto of such Third Party Claim. The failure to give such notice shall not relieve the Indemnifying Party of its obligations under this Agreement except to the extent that the Indemnifying Party is substantially prejudiced as a result of the failure to give such notice. Within fifteen (15) business days after receipt of the notice by the Indemnifying Party pursuant to the preceding sentence, the Indemnifying Party shall notify the Indemnified Party whether it elects to control the defense of the Third Party Claim. If the Indemnifying Party elects to undertake the defense of such Third Party Claim, it shall do so at its own expense with counsel of its own choosing and it shall acknowledge in writing without qualification its indemnification obligations as provided in this Agreement to the Indemnified Party as to such Third Party Claim. If the Indemnifying Party elects not to defend the Third Party Claim or fails to pursue such Third Party Claim diligently, the Indemnified Party shall have the right to undertake, conduct and control the defense of such Third Party Claim through counsel of its own choosing. The party that litigates or contests the Third Party Claim shall keep the other party fully advised of the progress and disposition of such claim.

             (b) In the event the Indemnifying Party elects not to undertake the defense of the Third Party Claim or fails to pursue diligently the defense of such a claim and the Indemnified Party litigates or otherwise contests or settles the Third Party Claim, then, provided that a final determination has been made that the Indemnified Party is entitled to indemnification hereunder, the Indemnifying Party shall promptly reimburse the Indemnified Party for all amounts paid to settle such claim or all amounts paid in satisfaction of a judgment against the Indemnified Party in contesting such claim and in providing its right to indemnification hereunder, all in accordance with the provisions of this Article VII. Notwithstanding the foregoing, no settlement of any Third Party Claim without the prior written consent of the Indemnifying Party shall be determinative of the validity of any claim that the Indemnified Party is entitled to indemnification hereunder.

             (c) No Third Party Claim will be settled by the Indemnifying Party without the prior written consent of the Indemnified Party, which consent will not be unreasonably withheld; provided, however, that if such claim asserts that the Indemnifying Party is jointly and severally liable and the Indemnified Party shall be fully released from all liability relating to such Third Party Claim in connection with such settlement, the Indemnifying Party shall not be required to obtain the consent of the Indemnified Party. If, however, the Indemnified Party refuses to consent to a bona fide offered settlement which the Indemnifying Party wishes to accept, the Indemnified Party may continue to pursue such Third Party Claim free of any participation by the Indemnifying Party, at the sole expense of the Indemnified Party. In such event, the Indemnifying Party shall pay to the Indemnified Party the amount of the offer of settlement which the Indemnified Party refused to accept, plus the costs and expenses incurred by the Indemnified Party prior to the date the Indemnifying Party notifies the Indemnified Party of the offer of settlement, all in accordance with the terms of this Article VII, and, upon the payment or receipt of such amount, as the case may be, the Indemnifying Party shall have no further liability with respect to such Third Party Claim. The Indemnifying Party shall be entitled to recover from the Indemnified Party any additional expenses incurred by such Indemnifying Party as a result of the decision of the Indemnified Party to pursue the matter.

         7.9 Stockholder Agent.

         (a) In the event that the Merger is approved, effective upon such vote, and without further act of any Stockholder, a committee (the "Committee"") of Russell Maddox and Kirk Raab shall be appointed as agents and attorneys-in-fact (collectively, the "Stockholder Agent") for each Stockholder (except such Stockholders, if any, as shall have perfected their dissenter rights under applicable law). The Stockholder Agent, for and on behalf of Stockholders, shall have the power to take any and all actions required to be taken by the Stockholders pursuant to this Agreement or the Escrow Agreement, including, without limitation, the power to give and receive notes and communications, to enter into and perform the Escrow Agreement, to make claims for indemnification against Watson, to authorize delivery to Watson of Watson Common Stock or other property from the Escrow Fund in satisfaction of claims by Watson, to object to such deliveries, to agree to negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary appropriate or in the judgment of Stockholder Agent for the accomplishment of the foregoing. The Stockholder Agent shall act by unanimous vote or unanimous written action or consent of the members of the Committee. Effective upon the approval of this Agreement by the Stockholders, the Stockholders individually shall have no power or authority to take any actions against Watson or otherwise pursuant to this Agreement or the Escrow Agreement, and all actions of the Stockholders, whether pursuant to this Agreement or the Escrow Agreement, must be taken solely by the Stockholder Agent.

         (b) Watson shall have no liability of any kind to any Stockholder as a result of or arising out of any action taken or not taken by the Stockholder Agent at any time under this Agreement or the Escrow Agreement and each Stockholder hereby releases Watson from any such liability. Watson may conclusively rely, without any obligation of investigation or inquiry of any kind, on any action taken by the Stockholder Agent as having been fully authorized and approved by all necessary action by each Stockholder (except such Stockholders, if any, as shall have perfected their dissenter rights under applicable law).

                                  ARTICLE VIII

                                   TERMINATION


         8.1 Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by the mutual written consent of Watson and the Company.

         8.2 Termination by Either Watson or the Company. This Agreement may be terminated and the Merger may be abandoned by action of the Board of Directors of either Watson or the Company if (a) the Merger shall not have been consummated on or prior to (i) December 31, 1996; or (ii) if, as of December 1, 1996, the Commissioner of Corporations of the State of California has not yet held the fairness hearing as described in Section 5.7 hereof, January 31, 1997; provided, however, that the right to terminate this Agreement under this Section 8.2(a) will not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Merger to occur on or before such date; (b) the approval of the Stockholders shall not have been obtained at a meeting duly convened therefor or at any adjournment thereof; provided, however, that the Company shall not have the right to terminate this Agreement under this Section 8.2(b) if the Company caused (directly or indirectly) or aided in the failure to obtain such approval; or (c) a court of competent jurisdiction or a governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action either (i) permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement; or (ii) compelling Watson, Watson Sub or the Surviving Corporation to dispose of or hold separate all or a material portion of the respective businesses or assets of Watson, the Company or their respective Subsidiaries, and such order, decree, ruling or other action shall have become final and non-appealable.

         8.3 Termination by the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the Board of Directors of the Company, if there has been a material breach by Watson or Watson Sub of any representation, warranty, covenant or agreement set forth in this Agreement on the part of Watson, which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by the Company to Watson.

         8.4 Termination by Watson. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the Board of Directors of Watson, if there has been a material breach by the Company of any representation, warranty, covenant or agreement set forth in this Agreement on the part of the Company, which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by Watson to the Company.

         8.5 Effect of Termination and Abandonment. In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article 8, all obligations of the parties hereto shall terminate, except the obligations of the parties pursuant to Sections 5.10, which obligations shall survive the termination of this Agreement.

         8.6 Extension; Waiver. At any time prior to the Effective Time, any party hereto, by action taken by its Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto; (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto; and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                   ARTICLE IX

                               GENERAL PROVISIONS

         9.1 Notices. All notices required or permitted to be given hereunder shall be in writing and may be delivered by hand, by facsimile, by nationally recognized private courier, or by United States mail. Notices delivered by mail shall be deemed given three (3) business days after being deposited in the United States mail, postage prepaid, registered or certified mail. Notices delivered by hand by facsimile, or by nationally recognized private carrier shall be deemed given on the day following receipt; provided, however, that a notice delivered by facsimile shall only be effective if such notice is also delivered by hand, or deposited in the United States mail, postage prepaid, registered or certified mail, on or before two (2) business days after its delivery by facsimile. All notices shall be addressed as follows:

If to Watson or Watson Sub:                 If to the Company:

Watson Pharmaceuticals, Inc.                Oclassen Pharmaceuticals, Inc.
311 Bonnie Circle                           100 Pelican Way
Corona, California 91720                    San Rafael, California 94901
Fax: (909) 270-1096                         Fax: (415) 258-4500
Attn: Dr. Allen Chao,                       Attn: Glenn A. Oclassen, Chairman
       Chairman & CEO                              Terry L. Johnson, CEO

With copies to:                             With copies to:

D'Ancona & Pflaum                           Venture Law Group
30 North LaSalle, Suite 2900                A Professional Corporation
Chicago, Illinois  60602                    2800 Sand Hill Road
Fax: (312) 580-0923                         Menlo Park, California
Attn: Michel J. Feldman                     Fax (415) 854-1121
                                            Attn: Craig Johnson

If to the Stockholder Agent:
___________________________
___________________________
___________________________
Fax:
Attn:

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed.

         9.2 Assignment, Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective permitted successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, except for the provisions of Sections 1.4, 1.5, 1.6, 1.7, 1.8, 2.3, 2.4 and 5.12, nothing in this
Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

         9.3 Entire Agreement. This Agreement, the Exhibits, the Disclosure Statement, the Watson Disclosure Statement, the Confidentiality Agreement, the Ancillary Documents, the Watson Ancillary Agreements, and any other documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

         9.4 Amendment. This Agreement may be amended by the parties hereto, by action taken by their respective Boards of Directors, at any time before or after approval of matters presented in connection with the Merger by the Stockholders, but after any such Stockholder approval, no amendment shall be made which by law requires the further approval of Stockholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

         9.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its rules of conflict of laws.

         9.6 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

         9.7 Headings. Headings of the Articles and Sections of this Agreement are for the convenience of the parties only and shall be given no substantive or interpretive effect whatsoever.

         9.8 Interpretation. In this Agreement, unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders and words denoting natural persons shall include corporations and partnerships and vice versa.

         9.9 Waivers. Except as provided in this Agreement, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

         9.10 Incorporation of Exhibits. The Disclosure Statement, the Watson Disclosure Statement and all Exhibits attached hereto and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

         9.11 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

         9.12 Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any California Court, this being in addition to any other remedy to which they are entitled at law or in equity.

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
         IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf on the day and year first written above.

                                            WATSON PHARMACEUTICALS, INC.


                                            By:______________________________
                                            Title:___________________________

                                            OPALACQ CO.


                                            By:______________________________
                                            Title:___________________________



                                            OCLASSEN PHARMACEUTICALS, INC.



                                            By:______________________________
                                            Title:___________________________


                                       54